Execution Copy

CAPITAL AUTOMOTIVE L.P.

REVOLVING CREDIT AGREEMENT

DATED AS OF MARCH 29, 2002

COMERICA BANK, AS AGENT

Page
1.	DEFINITIONS	1

1.1	Certain Defined Terms	1

2.	REVOLVING CREDIT	19

2.1	Commitment	19
2.2	Accrual of Interest and Maturity; Evidence of Indebtedness	20
2.3	Requests for and Refundings and Conversions of Advances	21
2.4	Disbursement of Advances	23
2.5	Swing Line Advances	25
2.6	Prime-based Interest Payments	30
2.7	Eurocurrency-based Interest Payments	30
2.8	Interest Payments on Conversions	31
2.9	Interest on Default	31
2.10	Prepayment of Revolving Credit Advances	31
2.11	Prime-based Advance in Absence of Election or Upon Default	32
2.12	Fees	32
2.13	Mandatory Repayment of Revolving Advances	33
2.14	Optional Reduction or Termination of Revolving Credit Aggregate Commitment	33
2.15	Application of Advances	34

3.	LETTERS OF CREDIT	34

3.1	Letters of Credit	34
3.2	Conditions to Issuance	35
3.3	Notice	36
3.4	Letter of Credit Fees	36
3.5	Other Fees	37
3.6	Drawings and Demands for Payment Under Letters of Credit	38
3.7	Obligations Irrevocable	39
3.8	Risk Under Letters of Credit	40
3.9	Indemnification	41
3.10	Right of Reimbursement	43

4.	ADMINISTRATION OF BORROWING BASE	43

4.1	Eligible Property Documentation	43
4.2	Delivery to and Approval by the Revolving Credit Lenders	44
4.3	Election by Borrowers	44

5.	CONDITIONS	45

5.1	Execution of Notes and this Agreement	45

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(Continued)

5.2	Authority to Procure and/or Support Indebtedness	45
5.3	Guaranty	45
5.4	Insurance	46
5.5	Compliance with Certain Documents and Agreements	46
5.6	Opinion of Counsel	46
5.7	Borrowers’s Certificate	46
5.8	Payment of Fees	46
5.9	Financial Statements	47
5.10	Schedule of Properties	47
5.11	Payoff and Termination of Existing Comerica Facility	47
5.12	Continuing Conditions	47

6.	REPRESENTATIONS AND WARRANTIES	48

6.1	Authority	48
6.2	Due Authorization — Borrowers	48
6.3	Liens	48
6.4	Taxes	48
6.5	No Defaults	48
6.6	Enforceability of Agreement and Loan Documents — Borrowers	49
6.7	Compliance with Laws	49
6.8	Non-contravention — Borrowers	49
6.9	No Litigation	49
6.10	Consents, Approvals and Filings, Etc.	50
6.11	Agreements Affecting Financial Condition	50
6.12	No Investment Company or Margin Stock	50
6.13	ERISA	50
6.14	Conditions Affecting Business or Properties	51
6.15	Environmental and Safety Matters	51
6.16	Subsidiaries	51
6.17	Accuracy of Information	51
6.18	Financial Statements	52
6.19	Labor Relations	52
6.20	Solvency	52
6.21	Title to Property	53

7.	AFFIRMATIVE COVENANTS	53

7.1	Financial Statements	53
7.2	Certificates; Other Information	54
7.3	Payment of Monetary Obligations	54
7.4	Conduct of Business and Maintenance of Existence	55

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(Continued)

7.5	Maintenance of Property; Insurance	55
7.6	Inspection of Property; Books and Records, Discussions	55
7.7	Notices	56
7.8	Hazardous Material Laws	57
7.9	Taxes	59
7.10	Governmental and Other Approvals	59
7.11	Compliance with ERISA and ERISA Notices	60
7.12	Security	60
7.13	Use of Proceeds	61
7.14	Further Assurances	61

8.	NEGATIVE COVENANTS	61

8.1	Limitation on Debt	62
8.2	Limitation on Liens	63
8.3	Limitation on Guarantee Obligations	63
8.4	Limitation on Fundamental Changes, Mergers, or Sale of Assets	64
8.5	Restricted Payments	64
8.6	Limitation on Investments, Loans and Advances	65
8.7	Capital Expenditures	66
8.8	Transactions with Affiliates	66
8.9	Limitation on Negative Pledge Clauses and Other Restrictions	67
8.10	Limitation on Subsidiaries	67
8.12	Modification of Certain Agreements	67

9.	DEFAULTS	67

9.1	Events of Default	67
9.2	Exercise of Remedies	70
9.3	Rights Cumulative	71
9.4	Waiver by Borrowers of Certain Laws	71
9.5	Waiver of Defaults	71
9.6	Set Off	71

10.	PAYMENTS, RECOVERIES AND COLLECTIONS; MARGIN ADJUSTMENT	72

10.1	Payment Procedure	72
10.2	Application of Proceeds of Collateral	73
10.3	Pro-Rata Recovery	74

11.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS	74

11.1	Reimbursement of Prepayment Costs	74
11.2	Eurocurrency Lending Office	75

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(Continued)

11.3	Circumstances Affecting Eurocurrency-based Rate Availability	75
11.4	Laws Affecting Eurocurrency-based Advance Availability	75
11.5	Increased Cost of Eurocurrency-based Advances	76
11.6	Capital Adequacy and Other Increased Costs	77
11.7	Substitution of Lenders	77
11.8	Right of Lenders to Fund through Branches and Affiliates	78

12.	AGENT	78

12.1	Appointment of Agent	78
12.2	Deposit Account with Agent	79
12.3	Scope of Agent’s Duties	79
12.4	Successor Agent	80
12.5	Agent in its Individual Capacity	80
12.6	Credit Decisions	80
12.7	Authority of Agent to Enforce Notes and This Agreement	81
12.8	Indemnification	81
12.9	Knowledge of Default; Copies of Notices	81
12.10	Agent’s Authorization; Action by Lenders	82
12.11	Enforcement Actions by the Agent	82
12.12	Collateral Matters	82
12.13	Agent’s Fees	83

13.	MISCELLANEOUS	83

13.1	Releases of Eligible Property and of Co-Borrowers	83
13.2	Accounting Principles	84
13.3	Consent to Jurisdiction	84
13.4	Law of Michigan	84
13.5	Interest	84
13.6	Closing Costs and Other Costs; Indemnification	85
13.7	Notices	86
13.8	Further Action	87
13.9	Successors and Assigns; Participations; Assignments	87
13.10	Indulgence	90
13.11	Counterparts	90
13.12	Amendment and Waiver	90
13.13	Confidentiality	91
13.14	Withholding Taxes	91
13.15	Taxes and Fees	92
13.16	WAIVER OF JURY TRIAL	92
13.17	Complete Agreement; Conflicts	93

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(Continued)

13.18	Severability	93
13.19	Table of Contents and Headings	93
13.20	Construction of Certain Provisions	93
13.21	Independence of Covenants	93
13.22	Reliance on and Survival of Various Provisions	93
13.23	Joint and Several Liability of Borrower and CALP Matters	94

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(Continued)

SCHEDULES

Schedule 1.1	Applicable Margin Grid
Schedule 1.2	Percentages and Allocations
Schedule 2.1(b)	Co-Borrower Addendum Documents
Schedule 5.2	List of Jurisdictions in which Company and/or Subsidiaries do business
Schedule 5.4	Agent’s Survey Requirements
Schedule 6.7	Compliance with Laws
Schedule 6.9	Litigation
Schedule 6.13	Employee Pension Benefit Plans
Schedule 6.15	Environmental Matters
Schedule 6.16	Subsidiaries
Schedule 6.20	Contingent Obligations
Schedule 8.1(c)	Existing Funded Debt
Schedule 8.2	Permitted Liens
Schedule 8.6	Existing Investments
Schedule 13.7	Notices

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(Continued)

EXHIBITS

A	FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE
B	FORM OF REVOLVING CREDIT NOTE
C	FORM OF SWING LINE NOTE
D	FORM OF REQUEST FOR SWING LINE ADVANCE
E	FORM OF SWING LINE LENDER PARTICIPATION CERTIFICATE
F	FORM OF NOTICE OF LETTERS OF CREDIT
H	FORM OF BORROWING BASE CERTIFICATE
I	FORM OF ASSIGNMENT AGREEMENT
J	FORM OF GUARANTY (INCLUDING EXHIBIT “A” — JOINDER AGREEMENT)
M	FORM OF COMPLIANCE REPORT
O	FORM OF CO-BORROWER ADDENDUM

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REVOLVING CREDIT AGREEMENT

     This Revolving Credit Agreement (“Agreement”) is made as of the 29th day of March, 2002, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as agent for the Lenders (in such capacity, “Agent”), Capital Automotive L.P., a Delaware limited partnership (“CALP”) and the Co-Borrowers (as defined below, and collectively with CALP, each a “Borrower” and together the “Borrowers”) from time to time signatory hereto.

     RECITALS:

     A.     Borrowers have requested that the Lenders extend to them revolving credit and letters of credit on the terms and conditions set forth herein.

     B.     The Lenders are prepared to extend such credit as aforesaid, but only upon the terms and conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of the covenants contained herein, the Borrowers, the Lenders and Agent agree as follows:

1.  DEFINITIONS

     1.1 Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:

     “Account Party(ies)” shall mean, with respect to any Letter of Credit, the account party or parties (which shall be CALP) as named in an application to the Agent for the issuance of such Letter of Credit.

     “Advance(s)” shall mean, as the context may indicate, a borrowing requested by any Borrower, and made by the applicable Lenders under Section 2.1 hereof or requested by any Borrower and made by the Swing Line Lender under Section 2.5 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Sections 2.3 or 2.5 hereof, any advance in respect of a Letter of Credit under Section 3.6 hereof (including without limitation the unreimbursed amount of any draws under any Letters of Credit), and shall include, as applicable, a Eurocurrency-based Advance and a Prime-based Advance.

     “Affected Lender” shall have the meaning set forth in Section 11.11.

     “Affiliate” shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries,

controls, or is controlled by, or is under common control with such first Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise specified to the contrary herein, or the context requires otherwise, Affiliate shall refer to an Affiliate of CARS.

     “Agent” shall mean Comerica Bank, in its capacity as agent for the Lenders hereunder, or any successor agent appointed in accordance with Section 12.4 hereof.

     “Agent’s Correspondent” shall mean for Advances in eurodollars, Agent’s Grand Cayman Branch (or for the account of said branch office, at Agent’s main office in Detroit, Michigan, United States).

     “Alternate Base Rate” shall mean, for any day, an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus one percent (1%).

     “Applicable Fee Percentage” shall mean, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in Schedule 1.1.

     “Applicable Interest Rate” shall mean (i) with respect to the Revolving Credit, the Eurocurrency-based Rate or the Prime-based Rate, as selected by the Borrowers from time to time subject to the terms and conditions of this Agreement and (ii) with respect to the Swing Line Loan, the Prime-based Rate.

     “Applicable Margin” shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in Schedule 1.1.

     “Appraisal” shall mean a FIRREA compliant appraisal of a Property by an appraiser and otherwise in form and substance which is determined by Agent and the Majority Revolving Credit Lenders to be satisfactory.

     “Appraised Value” shall mean the fee simple value of a Property determined under an Appraisal.

     “Assignment Agreement” shall have the meaning ascribed to such term in Section 13.9(c) hereof.

     “Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.

     “Borrowers” and “Borrower” shall have the meaning ascribed to them in the Preamble.

     “Borrowing Base” shall mean, as of any date of determination, fifty percent (50%) of the lesser of the Appraised Value or Cost of each Eligible Property, provided, however, that the value of the Eligible Properties under the Borrowing Base as described above is subject to and may be further limited by the Borrowing Base Limitations and provided further, however that the Borrowing Base shall be determined in each case on the basis of the most recent Borrowing Base Certificate required to be submitted hereunder.

     “Borrowing Base Limitations” shall mean, as of any date of determination, the following additional limitations on the inclusion of Eligible Properties in the Borrowing Base:

(a) The Borrowing Base shall not include the value of any Eligible Property that has been included in the Borrowing Base for more than 180 consecutive days from the first day of the calendar month covered by the initial Borrowing Base Certificate submitted hereunder in which such Property was included as an Eligible Property, if such initial Borrowing Base Certificate was a regular Borrowing Base Certificate submitted under Section 7.2 (c) hereof, and 180 consecutive days from the first day of the month immediately following the month during which the Eligible Property was first included by the Borrower in a special Borrowing Base Certificate submitted under Section 2.3(a)(iv); and

(b) The aggregate value of all Eligible Properties from a single Dealership Group which may be included in the Borrowing Base shall not exceed $25,000,000.

     “Borrowing Base Certificate” shall mean a Borrowing Base certificate, substantially in the form of Exhibit H, with appropriate insertions.

     “Business Day” shall mean any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York.

     “CALP” shall mean Capital Automotive L.P., a Delaware limited partnership.

     “Capital Expenditures” shall mean for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

     “Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

     “CARS” shall mean Capital Automotive REIT, a real estate investment trust formed under the laws of the State of Maryland.

     “Change in Control” shall mean any of the following events or circumstances: (a) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall either (i) acquire beneficial ownership of more than 50% of any outstanding ownership interest of CARS having ordinary voting power in the election of directors or trustees of CARS or (ii) obtain the power (whether or not exercised) to elect a majority of CARS’s directors or trustees; or (b) CARS shall no longer be the sole general partner of CALP or shall no longer hold more than 50% of the outstanding limited partnership or other ownership interest of CALP.

     “Co-Borrower” shall mean each Subsidiary of CALP which is formed and operated with the sole purpose of holding and leasing a property to a Dealership or Dealership Group (or a Person which owns or operates a Dealership or Dealership Group) and which is a party to this Agreement on the Effective Date and each other Subsidiary of CALP which is formed and operated with the sole purpose of holding and leasing a property to a Dealership or Dealership Group, and which on or after the Effective Date, becomes a party hereto pursuant to Section 2.1(a) hereof.

     “Co-Borrower Addendum” shall mean an addendum substantially in the form attached hereto as Exhibit O, to be executed and delivered by each Co-Borrower that becomes a party to this Agreement after the date hereof, as such Exhibit may be amended from time to time.

     “Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Lenders is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise.

     “Collateral Documents” shall mean the Mortgages and all of the other acknowledgments, certificates, financing statements, instruments and other security documents executed (or to be executed) by the Borrowers or any Subsidiary (according to the terms hereof) in favor of the Agent for the benefit of the Lenders and delivered (or to be delivered) to the Agent, as security for the Indebtedness, from time to time, in connection with such Mortgages, this Agreement, the other Loan Documents, in each case, as such Collateral Documents may be amended or otherwise modified from time to time.

     “Collateral Demand” shall mean the notice given by the Agent (at the direction or with the concurrence of the Majority Revolving Credit Lenders) to the Borrowers to deliver the items listed in Section 7.15 (a), after the occurrence of a Default or an Event Default.

     “Comerica Bank” shall mean Comerica Bank, a Michigan banking corporation and its successors or assigns.

     “Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with CALP within the meaning of Section 4001 of ERISA or which is part of a group which includes CALP and which is treated as a single employer under Section 414 of the Internal Revenue Code.

     “Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP.

     “Consolidated Net Worth” is defined in the Guaranty.

     “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     “Cost” shall mean the actual gross acquisition cost of a Property, including closing costs, transfer taxes, recording fees, sales commissions and other costs customarily incurred in connection with the acquisition of a Property, as certified to Agent by CALP.

     “Covenant Compliance Certificate” shall mean the report to be furnished by CALP to the Agent pursuant to Section 7.2(a) hereof, in the form of attached Exhibit M and certified by a Responsible Officer, in which report CALP shall set forth, among other things, detailed calculations and the resultant ratios, financial tests or limitations with respect to the financial covenants contained in Section 7.13 and Section 8 (in its entirety) of this Agreement.

     “De Minimis Matters” shall mean environmental or other matters, the existence of which and any liability which may result therefrom, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or businesses of CALP or on the ability of CALP to pay its debts, as such debts become due.

     “Dealership” shall mean a business entity which is engaged in the sale of new vehicles and related automotive operations (including the related sale of used vehicles) on a Property.

     “Dealership Group” shall mean two or more related Dealerships.

     “Debt” shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such person under Capitalized Leases and all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes, but the transaction is classified as an operating lease in accordance with GAAP, (c) all obligations of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities secured by any liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, in each case determined in accordance with GAAP (provided however that so long as such Person is not personally liable for such liabilities, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the lien securing such liability and the amount of the liability secured), (e) all Guarantee Obligations of such Person, (f) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (g) interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person and (h) all Debt of any partnership of which such Person is a general partner.

     “Default” shall mean any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

     “Defaulting Lender” is defined in Section 2.4(c).

     “Determination Date” is defined in Section 4.2.

     “Dollars” and the sign “$” shall mean lawful money of the United States of America.

     “Effective Date” shall mean the date on which all the conditions precedent set forth in Sections 5.1 through 5.10 (other than Sections 5.4 and 5.7(a) hereof) have been satisfied.

     “Eligible Assignee” shall mean (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least U.S.$500,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus in an amount of at least U.S.$500,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Lender, (B) a Subsidiary of a Person of which a Lender is a Subsidiary, or (C) a Person of which a Lender is a Subsidiary; (iv) an insurance company, finance company, mutual fund or other financial institution organized under the laws of the United States, any state thereof, any other country which is a member of the OECD or a political subdivision of any such country; and (v) any other Person approved by CALP and the Agent; provided that no Person shall be an Eligible Assignee unless, at the time of the proposed assignment to such Person, such Person is able to make Revolving Advances in U.S. Dollars.

     “Eligible Property” shall mean a parcel (or parcels) of Property located in the United States of America which satisfies all of the following:

(a) it is improved and operated as part of an automotive dealership (provided that ancillary parcels such as used car lots, storage lots, service buildings and automotive body shops may be included as Eligible Properties only if the primary parcels constituting such Dealership are also included as Eligible Properties, but only to the extent such ancillary parcels are located in reasonable proximity to such primary parcels) and is operated by a franchised new vehicle Dealership;

(b) it is owned by a Co-Borrower and has been leased to a Person which owns or operates a franchised new vehicle Dealership thereon under a Lease Agreement and Co-Borrower is not aware of and has not received written notice of any monetary defaults, financial covenant violations or other material defaults (beyond any applicable period of grace or cure) under the applicable Lease Agreement;

(c) Agent and the Revolving Credit Lenders have received with respect to such Property, the items listed in Section 4.1, and after a Collateral Demand has been made, the items listed in Section 7.12;

(d) it is zoned properly for its current use or it is zoned properly for use as a new vehicle automotive dealership without the necessity of rezoning or obtaining a zoning variance, unless such zoning variance has already been obtained;

(e) the applicable Borrower is in receipt of all permits, licenses or approvals from Governmental Authorities or other third parties required for such Borrower’s ownership of the Property (including without limitation permits, licenses or approvals required under Hazardous Material Laws) and no material violation of any Hazardous Material Laws, whether by a Borrower or any tenant of a Borrower, has occurred and is continuing with respect to such Property;

(f) the applicable Dealership is in receipt of all material permits, licenses or approvals from Governmental Authorities or other third parties required for such Dealership’s operation of the Property;

(g) it meets all CALP’s customary policies with respect to the acquisition of Property and the lessee of such Property meets CALP’s customary underwriting policies;

(h) it is not subject to any Lien other than a Permitted Lien and Liens in favor of Agent, for and on behalf of the Lenders; and

(i) such Property is otherwise determined by the Agent and the Majority Revolving Credit Lenders to be acceptable for inclusion in the Borrowing Base.

Any Property which is initially determined to be an Eligible Property, but which subsequently fails to meet any of those requirements set forth in clauses (a) through (h) (but expressly excluding clause (i)), shall forthwith cease to be an Eligible Property.

     “Equity Incentive Plan” shall mean that certain Capital Automotive Group Amended 1998 Equity Incentive Plan, as amended, or amended, restated or replaced (subject to the terms hereof), from time to time.

     “Equity Interests” shall mean, with respect to any Person, any and all shares, share capital, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation).

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

     “Eurocurrency-based Advance” shall mean any Advance which bears interest at the Eurocurrency-based Rate.

     “Eurocurrency-based Rate” shall mean a per annum interest rate which is equal to the sum of (a) the Applicable Margin (subject, if applicable, to adjustment under Section 4.1 hereof), plus (b) the Eurocurrency Rate.

     “Eurocurrency-Interest Period” shall mean, for all Eurocurrency-based Advances, an interest period of one, two or three months (or any lesser or greater number of days agreed to in advance by the applicable Borrowers, Agent and the Lenders) as selected by such Borrower, as applicable, for a Eurocurrency-based Advance pursuant to Section 2.3 hereof.

     “Eurocurrency Lending Office” shall mean, (a) with respect to the Agent, Agent’s office located at its Grand Caymans Branch or such other branch of Agent, domestic or foreign, as it may hereafter designate as its Eurocurrency Lending Office by written notice to CALP and the Lenders and (b) as to each of the Lenders, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurocurrency Lending Office), or at such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurocurrency Lending Office by written notice to CALP and Agent.

     “Eurocurrency Rate” shall mean the British Banker’s Association (“BBA”) interest settlement rate based on an average of rates quoted by BBA designated banks as being, in BBA’s view, the offered rate at which deposits in U.S. Dollars are being quoted to prime banks in the London interbank market at 11:00 a.m. (London Time) two (2) Business Days prior to the day with respect to which the Eurocurrency Rate is being determined, for one (1) month, two (2) month or three (3) month deposits, as applicable, in amount equal or comparable to the applicable Eurocurrency-based Advance, as such rates are determined by the BBA, as reported by “The

Bloomberg Financial Markets, Commodities and News” financial reporting service. The Eurocurrency Rate shall be rounded to four (4) decimal places.

     “Event of Default” shall mean each of the Events of Default specified in Section 9.1 hereof.

     “Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.

     “Fees” shall mean the fees described in Section 2.12, Section 12.13, and the Letter of Credit Fees and the other fees and charges payable by the Borrowers to the Lenders or Agent hereunder.

     “Financial Statements” shall mean all those balance sheets, earnings statements, statement of cash flows, and other financial data of CARS which have been furnished to the Agent or the Lenders for the purposes of, or in connection with, this Agreement and the transactions contemplated hereby.

     “GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect on the date hereof, consistently applied.

     “Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     “Governmental Obligations” means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

     “Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing person in respect of any obligation of another Person (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, counter indemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by CALP in good faith.

     “Guarantor” shall mean CARS, which is required by the Lenders to guarantee the obligations of the Borrowers hereunder and under the other Loan Documents.

     “Guaranty” shall mean that certain guaranty of the Indebtedness, executed and delivered by the Guarantor to the Agent, on behalf of the Lenders, in the form annexed hereto as Exhibit J, as amended from time to time, and any additional guaranties delivered by any Subsidiaries of Guarantor thereunder.

     “Hazardous Material” shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Hazardous Material Laws.

     “Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, provincial, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any hazardous, toxic or dangerous waste, substance or material on or about any of the applicable Properties, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air; and any state and local laws and regulations pertaining to any hazardous, toxic or dangerous waste, substance or material and/or asbestos; any so-called “superfund” or “superlien” law; and any other federal, state, provincial, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

     “Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by any Borrower from time to time; provided that such transaction is entered into for risk management purposes and not for speculative purposes.

     “Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

     “Indebtedness” shall mean all indebtedness and liabilities including interest fees and other charges (including, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the Revolving Credit Maturity Date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to CARS, CALP or any Subsidiary, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), arising under this Agreement, the Guaranty or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of CARS, CALP or any Subsidiary to any of the Lenders or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement, or under any Guaranty or any of the other Loan Documents, due or hereafter to become due, now owing or that may hereafter be incurred by CARS, CALP or any Subsidiary to, any of the Lenders or Affiliates thereof or to the Agent (and which shall be deemed to include any liabilities of CARS, CALP or any Subsidiary to any Lender arising in connection with account overdrafts), and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, any payment obligations, if any, under Hedging Transactions evidenced by Interest Rate Protection Agreements, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under the Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of CARS, CALP and the Subsidiaries (whether direct or contingent) shall be determined without duplication.

     “Insolvency Proceeding” shall mean, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up, administration or relief of debtors, or (b) any general assignment for the benefit of creditors, arrangement, compromise, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors.

     “Interest Period” shall mean a Eurocurrency-Interest Period commencing on the day a Eurocurrency-based Advance is made, or on the effective date of an election of the Eurocurrency-based Rate made under Section 2.3 hereof; provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to a Eurocurrency-Interest Period, if the next succeeding Business Day falls in another calendar month, such Eurocurrency-Interest Period shall end on the next preceding Business Day, and (ii) when a Eurocurrency-Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Eurocurrency-Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period shall extend beyond the Revolving Credit Maturity Date.

     “Interest Rate Protection Agreement” means any written agreement evidencing a Hedging Transaction entered into between a Borrower and any Lender or an Affiliate of a Lender.

     “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

     “Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any contingent obligation and any intercompany loan) in respect of any capital stock, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in stock or other ownership interests in any other Person, including, without limitation, any investment made in exchange for the issuance of shares of stock of such Person.

     “Issuing Lender” shall mean Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by CALP and the Lenders.

     “Issuing Office” shall mean Issuing Lender’s office located at One Detroit Center, 500 Woodward Avenue, Detroit, Michigan 48226-3289 or such other office as Issuing Lender shall designate as its Issuing Office.

     “Lease Agreement” shall mean with respect to a Property, an executed lease, and all amendments thereto (provided that once a Property and accompanying Lease Agreement have been approved for inclusion in the Borrowing Base, no material amendment, modification or waiver to, of or under such Lease Agreement, or any material provision thereof, shall be made by the applicable Co-Borrower without the written consent of Agent and the Majority Revolving Credit Lenders), in form, substance and detail determined by Agent and the Majority Revolving Credit Lenders according to the terms of this Agreement to be satisfactory, by and between a Borrower as landlord and a Dealership, as tenant, having a lease term with at least eight (8) years remaining thereon (taking into account any option to renew or extend the term of the lease) remaining on the lease as of the date of the first Advance of the Revolving Credit in connection with such Property and which lease otherwise complies with CALP’s general internal leasing policies, as they may be modified from time to time.

     “Lenders” shall mean Comerica Bank (“Comerica”) and such other financial institutions from time to time parties hereto as lenders and shall include the Lenders, the Issuing Lender and the Swing Line Lender and any assignee which becomes a Lender pursuant to Section 13.9 hereof, and “Lender” shall mean any of them.

     “Letter of Credit Agreement” shall mean, in respect of each Letter of Credit, the application and related documentation satisfactory to the Issuing Lender of an Account Party or Account Parties requesting Issuing Lender to issue such Letter of Credit, as amended from time to time.

     “Letter of Credit Documents” is defined in Section 3.7.

     “Letter of Credit Fees” shall mean the fees payable to Agent for the accounts of the Lenders in connection with Letters of Credit pursuant to Section 3.4 hereof.

     “Letter of Credit Maximum Amount” shall mean Five Million Dollars ($5,000,000).

     “Letter of Credit Obligations” shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, (b) the aggregate face amount of all Letters of Credit requested but not yet issued as of such date and (c) the aggregate amount of Reimbursement Obligations which have not been reimbursed by the Borrowers as of such date.

     “Letter of Credit Payment” shall mean any amount paid or required to be paid by the Issuing Lender in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

     “Letter(s) of Credit” shall mean any standby letters of credit issued by Issuing Lender at the request of or for the account of an Account Party or Account Parties pursuant to Article 3 hereof.

     “Lien” shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, financing statement or comparable notice or other filing or recording, Capitalized Lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential or priority arrangement, whether based on common law or statute.

     “Loan Documents” shall mean, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, the Guaranty, the Collateral Documents (after a Collateral Demand has been made), any Interest Rate Protection Agreement and any other documents, certificates, instruments or agreements executed pursuant to or in connection with any such document or this Agreement, as such documents may be amended from time to time.

     “Majority Revolving Credit Lenders” shall mean (a) so long as the Revolving Credit Aggregate Commitment is outstanding hereunder, at any time Revolving Credit Lenders holding not less than 66-2/3% of the aggregate principal amount of the Revolving Credit Aggregate Commitment and (b) if the Revolving Credit Aggregate Commitment has been terminated, at any time Revolving Credit Lenders holding not less than 66-2/3% of the aggregate principal amount of the Indebtedness then outstanding under the Revolving Credit (provided that, for purposes of determining Majority Revolving Credit Lenders hereunder, Indebtedness outstanding under the Swing Line or under any

Letter of Credit shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages).

     “Material Adverse Effect” shall mean a material adverse effect on (a) the business or financial condition of CARS, or of CALP and its Subsidiaries, taken as a whole, (b) the ability of CALP or of the Co-Borrowers, taken as a whole, to perform its or their respective obligations under this Agreement, the Notes (if issued) or any other Loan Document to which any of them is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

     “Mortgage(s)” shall mean the mortgage(s) and/or deed(s) of trust and assignment(s) of rents and leases (including any separate assignments of rents or leases if required or customary under applicable law), at any time encumbering the applicable Properties in form and substance satisfactory to the Majority Revolving Credit Lenders, when executed and delivered by a Co-Borrower, as required under Section 7.15 of this Agreement, as such mortgages may be amended or otherwise modified from time to time and “Mortgage” shall mean any of them.

     “Multiemployer Plan” shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Non-Borrowing Subsidiary” shall mean, at any point in time, any Subsidiary of CALP that is not a Co-Borrower and does not own any property that would be subject to the provisions of Section 7.12 of this Agreement.

     “Non-Core Property(ies)” shall mean any Property or assets other than (i) Property being leased to a Person engaged in the sale of new or used motor vehicles and related automotive operations (or entity which owns or operates such Person) which is improved and operated by such Person or group of related Persons as part of a franchised new motor vehicle dealership or a used motor vehicle dealership operated by CarMax, Inc. or another operator approved by the Agent and the Majority Revolving Credit Banks, and (ii) any ancillary parcels such as storage lots, service buildings and automotive body shops, but only if located in reasonable proximity (determined on a basis comparable to that used by Agent for Eligible Properties) to the primary dealership parcels included in clause (i).

     “Non-Defaulting Lender” is defined in Section 2.4(c).

     “Notes” shall mean the Revolving Credit Notes and/or the Swing Line Notes as the context may indicate or otherwise require.

     “Notice” of any event, action, omission or other matter shall mean (i) the receipt of written notice from Agent or any Bank of any such event, action, omission or other matter or (ii) the awareness by a Responsible Officer of any Borrower or CARS of any such event, action, omission or other matter.

     “Pension Plan” shall mean any plan established and maintained by CALP, any Co-Borrower or any Subsidiary of a Co-Borrower which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

     “Permitted Investments” shall mean with respect to any Person:

(a) Governmental Obligations;

(b) Obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by either Moody’s Investor Services or Standard and Poor’s Ratings Group; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c) Lender’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, or depository receipts issued by or maintained with any Lender or a bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by CALP or any of its Subsidiaries in the ordinary course of business;

(d) Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e) Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f) Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

     “Permitted Liens” shall mean with respect to any Person:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b) easements, reservations or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of a Property that appear in any title insurance commitments or policies with respect to such Property and which do not materially interfere with the ordinary conduct of the business of such Person;

(c) exceptions to the title of a Property approved by Agent and the Majority Revolving Credit Lenders;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s liens or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings;

(e) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; and

(f) deposits to secure (i) the performance of bids, trade contracts (other than for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature or (ii) the performance of leases permitted hereunder, in each case given or incurred on terms, in amounts and otherwise in the ordinary course of business.

     “Person” shall mean a natural person, corporation, limited liability company, partnership, limited partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

     “Potential Financial Institution” is defined in Section 2.4(c).

     “Prime-based Advance” shall mean an Advance which bears interest at the Prime-based Rate.

     “Prime-based Rate” shall mean, for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the greater of (i) the Prime Rate, and (ii) the Alternate Base Rate.

     “Prime Rate” shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

     “Property” shall mean real property owned by a Borrower or a Non-Borrowing Subsidiary, whether or not included in the Borrowing Base, including leasehold improvements subject to a sale/leaseback arrangement under which such Borrower or Non-Borrowing Subsidiary is the lessor.

     “Purchasing Lender” shall have the meaning set forth in Section 11.7.

     “Register” is defined in Section 13.9(f) hereof.

     “Reimbursement Obligation(s)” shall mean the obligation of an Account Party or Account Parties under each Letter of Credit Agreement and this Agreement, subject to and in accordance with the terms and conditions of Section 3.6(a) hereof, to reimburse the Issuing Lender for each payment made by the Issuing Lender under the Letter of Credit issued pursuant to such Letter of Credit Agreement, together with all other sums, fees, charges and amounts which may be owing to the Issuing Lender under such Letter of Credit Agreement or this Agreement relating to Letters of Credit.

     “Request for Advance” shall mean a Request for Revolving Credit Advance or a Request for Swing Line Advance as the context may indicate or otherwise require.

     “Request for Revolving Credit Advance” shall mean a Request for Revolving Credit Advance issued by any of the Borrowers under Section 2.3 of this Agreement in the form annexed hereto as Exhibit A, as amended or otherwise modified.

     “Request for Swing Line Advance” shall mean a Request for Swing Line Advance issued by any of the Borrowers under Section 2.5(c) of this Agreement in the form attached hereto as Exhibit D, as amended or otherwise modified.

     “Requirement of Law” shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority (including consent decrees and administrative orders), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Responsible Officer” shall mean, as to any Person, the chief executive officer, chief financial officer, treasurer or the president of such Person, or the general partner or manager of such Person, or with respect to compliance with financial covenants and financial reporting hereunder, the chief financial officer, the treasurer, the secretary or controller of such Person or any other officer having substantially the same authority and responsibility, provided that for purposes of having Notice of any event, action, omission or other matter hereunder, Responsible Person shall include all such officers, any internal legal counsel and any other employees responsible for the management of any Property or any Non-Core Property.

     “Revolving Credit” shall mean the revolving credit loan to be advanced to the Borrowers by the applicable Lenders pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

     “Revolving Credit Advance” shall mean a borrowing requested by the Borrowers and made by the Lenders under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof and any advance in respect of a Letter of Credit under Section 3.6 hereof, and shall include, as applicable, a Eurocurrency-based Advance and/or a Prime-based Advance.

     “Revolving Credit Aggregate Commitment” shall mean Sixty Million Dollars ($60,000,000), subject to any reductions or termination under Sections 2.14 or 9.2 of this Agreement.

     “Revolving Credit Commitment Fee” shall mean the fees payable to Agent for distribution to the Lenders pursuant to Section 2.12(a) hereof.

     “Revolving Credit Facility Fee” shall mean the fees payable to Agent for distribution to the Lenders pursuant to Section 2.12(b) hereof.

     “Revolving Credit Lender(s)” shall mean the financial institutions from time to time parties hereto as Lenders of the Revolving Credit.

     “Revolving Credit Maturity Date” shall mean the earlier to occur of (i) March 29, 2005, and (ii) the date on which the Revolving Credit Aggregate Commitment shall be terminated pursuant to Section 2.14 or Section 9.2 hereof.

     “Revolving Credit Notes” shall mean the revolving credit notes described in Section 2.1 hereof, made by each of the Borrowers to each of the Lenders in the form annexed to this agreement as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

     “Revolving Credit Percentage” shall mean with respect to each Lender, its percentage share, as set forth on Schedule 1.2 under column 1, of the Revolving Credit and its risk participation in Letters of Credit and its participation in any outstanding Swing Line Advances as such Schedule may be revised from time to time by Agent in accordance with Section 13.9.

     “Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company, general or limited partnership or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein, Subsidiary(ies) shall refer to the Subsidiary(ies) of CALP, provided that in determining, for purposes of this Agreement, whether a Subsidiary is a “wholly-owned” Subsidiary, any equity or other ownership held by CARS or any Qualifying REIT Subsidiary shall be deemed to be owned by CALP.

     “Swing Line” shall mean the revolving credit loan to be advanced to the Borrowers by the Swing Line Lender pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

     “Swing Line Advance” shall mean a borrowing made by Swing Line Lender to the Borrowers pursuant to Section 2.5 hereof.

     “Swing Line Lender” shall mean Comerica Bank in its capacity as lender under Section 2.5 of this Agreement or its successor as lender of the Swing Line.

     “Swing Line Maximum Amount” shall mean Ten Million Dollars ($10,000,000).

     “Swing Line Notes” shall mean the swing line notes which may be issued by each of the Borrowers at the request of Swing Line Lender pursuant to Section 2.5(a) hereof in the form annexed hereto as Exhibit C, as the case may be, as such Notes may be amended or supplemented from time to time, and any notes issued in substitution, replacement or renewal thereof from time to time.

     “Swing Line Participation Certificate” shall mean a Swing Line Participation Certificate issued by Agent under Section 2.5(e)(ii) of this Agreement in the form annexed hereto as Exhibit E, as amended or otherwise modified.

     “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code of any applicable state, and, unless specified otherwise the Uniform Commercial Code as in effect in the State of Michigan.

2.  REVOLVING CREDIT

     2.1 Commitment. (a) Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Revolving Credit Lender severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to the Borrowers from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Revolving Credit Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment then in effect. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.

(b) A Subsidiary of CALP shall only become a Co-Borrower and be entitled to receive the proceeds of an Advance of the Revolving Credit or the Swing Line or to be an Account Party with respect to any Letter of Credit hereunder if all of the following conditions are satisfied: (w) it has become a party to this Agreement either by execution and delivery of this Agreement, or by execution and delivery of a Co-Borrower Addendum to this Agreement; and accompanied in each case by the items specified in Schedule 2.1(b), (x) it is the owner of an Eligible Property that is or is to be included in the Borrowing Base, (y) it is, directly or indirectly, a wholly-owned Subsidiary of CALP, and (z) it has been formed solely to acquire real estate and lease the same to a Dealership or Dealership Group.

     Once it has become a party to this Agreement, a Co-Borrower shall remain obligated hereunder until released in accordance with Section 13.1 hereof.

     2.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a) Each Borrower hereby unconditionally promises to pay to the Agent, for the account of each Revolving Credit Lender (being hereby directed to do so by each such Lender), the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Lender to such Borrower on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement.

(b) Each Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to the appropriate lending office of such Revolving Credit Lender resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to Section 13.9(f), and a subaccount therein for each Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance, the type thereof and each Interest Period applicable to any Eurocurrency-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Revolving Credit Lender in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from such Borrower in respect of the Revolving Credit Advances and each Revolving Credit Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Revolving Credit Lender maintained pursuant to paragraphs (b) and (c) of this Section 2.1 shall absent manifest error, to the extent permitted by applicable law, be conclusive evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Revolving Credit Lender or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to such Borrower by the Revolving Credit Lender in accordance with the terms of this Agreement.

(e) The Borrowers agree that, upon written request to the Agent (with a copy to CALP) by any Revolving Credit Lender, each of the Borrowers will execute and deliver, to such Revolving Credit Lender, at such Borrower’s own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Lender; provided, that the delivery of such Revolving Credit Notes shall not be a condition precedent to the Effective Date.

     2.3 Requests for and Refundings and Conversions of Advances. The Borrowers may request an Advance of the Revolving Credit, refund any such Advance in the same type of Advance or convert any such Advance to any other type of Advance of the Revolving Credit only after delivery to Agent of a Request for Revolving Credit Advance executed by a Responsible Officer of CALP (previously authorized (in a writing delivered to the Agent) by CALP to execute such Request), subject to the following and to the remaining provisions hereof:

(a) each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance form annexed hereto as Exhibit A, including without limitation:

(i) the proposed date of such Advance, which must be a Business Day;

(ii) whether such Advance is a refunding or conversion of an outstanding Advance;

(iii) whether such Advance is to be a Prime-based Advance or a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the first Interest Period applicable thereto; and

(iv) to the extent the Borrowers intend to add a new Eligible Property to the Borrowing Base (other than pursuant to a regular Borrowing Base Certificate delivered in compliance with Section 7.2(c) hereof), the Borrower shall deliver a special Borrowing Base Certificate satisfying the requirements of Section 4.3 hereof, giving effect to such Advance and the inclusion of the new Eligible Property in the Borrowing Base;

(b) each such Request for Revolving Credit Advance shall be delivered to Agent by noon (Detroit time) three (3) Business Days prior to the proposed date of a Eurocurrency-based Advance and by 11:00 a.m. (Detroit time) on the proposed date of a Prime-based Advance;

(c) on the proposed date of such Revolving Credit Advance, after giving effect to all Advances and all Letters of Credit requested by any of the Borrowers on such date of determination (and all other outstanding requests for Advances and Letters of Credit), the sum of (x) the aggregate outstanding principal amount of all Advances of the Revolving

Credit and of the Swing Line on such date plus (y) the outstanding Letter of Credit Obligations on such date shall not exceed the lesser of then applicable Revolving Credit Aggregate Commitment and the Borrowing Base, determined on the basis of a current regular Borrowing Base Certificate meeting the requirements of Section 7.2(c) hereof or a special Borrowing Base Certificate meeting the requirements of Section 4.3 hereof;

provided however, that, in the case of any Advance being applied to refund an outstanding Advance, the aggregate principal amount of such Advances to be refunded shall not be included for purposes of calculating availability under this Section 2.3(c);

(d) in the case of a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $500,000;

(e) in the case of a Eurocurrency-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Advance of the Revolving Credit to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least $1,000,000 (or a larger integral multiple of $100,000), and at any one time there shall not be in effect more than six (6) Applicable Interest Rates and Interest Periods;

(f) a Request for Revolving Credit Advance, once delivered to Agent, shall not be revocable by the Borrowers;

(g) each Request for Revolving Credit Advance shall constitute a certification by CALP and the applicable other Borrower (if any), as of the date thereof that:

(i) both before and after such Advance, the obligations of the Borrowers set forth in this Agreement and the other Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of such Borrowers;

(ii) all conditions to Advances of the Revolving Credit have been satisfied, and shall remain satisfied to the date of such Advance (both before and after giving effect to such Advance);

(iii) there is no Default or Event of Default in existence, and none will exist upon the making of such Advance (both before and after giving effect to such Advance);

(iv) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance (both before and after giving effect to such Advance); and

(v) the execution of such Request for Advance will not violate the material terms and conditions of any material contract, agreement or other borrowing of any Borrower.

Agent, acting on behalf of the Revolving Credit Lenders, may, at its option, lend under this Section 2 upon the telephone request of a Responsible Officer of CALP who has been previously authorized (in a writing delivered to the Agent) by CALP to make such requests and, in the event Agent, acting on behalf of the Revolving Credit Lenders, makes any such Advance upon a telephone request, the Responsible Officer of CALP shall fax to Agent, on the same day as such telephone request, a Request for Advance. The Borrowers hereby authorize Agent to disburse Advances under this Section 2.3 pursuant to the telephone instructions of any Responsible Officer of CALP identified by name on a written list of persons authorized by CALP and delivered to Agent prior to the date of such request to make Requests for Advance on behalf of such Borrower. Notwithstanding the foregoing, each of the Borrowers acknowledges that the Borrowers shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance as of the date of such requested Advance.

     2.4 Disbursement of Advances.

(a) Upon receiving any Request for Revolving Credit Advance from a Borrower under Section 2.3 hereof, Agent shall promptly notify each Revolving Credit Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance to be made and the date such Advance is to be made by said Revolving Credit Lender pursuant to its Revolving Credit Percentage of such Advance. Unless such Revolving Credit Lender’s commitment to make Advances of the Revolving Credit hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Lender shall make available the amount of its Revolving Credit Percentage of each Advance in immediately available funds to Agent, as follows:

(i) for Prime-based Advances, at the office of Agent located at One Detroit Center, Detroit, Michigan 48226, not later than 3:00 p.m. (Detroit time) on the date of such Advance; and

(ii) for Eurocurrency-based Advances, at the Agent’s Correspondent for the account of the Eurocurrency Lending Office of the Agent, not later than 12 noon (the time of the Agent’s Correspondent) on the date of such Advance.

(b) Subject to submission of an executed Request for Revolving Credit Advance by the applicable Borrower without exceptions noted in the compliance certification therein, Agent shall make available to such Borrower the aggregate of the amounts so received by it from the Revolving Credit Lenders in like funds and currencies:

(i) for Prime-based Advances, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of such Borrower maintained with Agent or to such other account or third party as such Borrower may reasonably direct; and

(ii) for Eurocurrency-based Advances, not later than 4:00 p.m. (the time of the Agent’s Correspondent) on the date of such Advance, by credit to an account of such Borrower maintained with Agent’s Correspondent or to such other account or third party as such Borrower may reasonably direct.

(c) Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Lender to such Revolving Credit Lender or upon its order. Unless Agent shall have been notified by any Revolving Credit Lender prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Lender does not intend to make available to Agent such Revolving Credit Lender’s Revolving Credit Percentage of such Advance, Agent may assume that such Revolving Credit Lender has made such amount available to Agent on such date and in such currency, as aforesaid and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not in fact made available to Agent by such Revolving Credit Lender, as aforesaid, Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender. If such Revolving Credit Lender does not pay such amount forthwith upon Agent’s demand therefor, the Agent shall promptly notify CALP and the applicable Borrower, and CALP or the applicable Borrower shall pay such amount to Agent. Agent shall also be entitled to recover from such Revolving Credit Lender, CALP or the applicable Co-Borrower, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to such Borrower, to the date such amount is recovered by Agent, at a rate per annum equal to:

(i) in the case of such Revolving Credit Lender, for the first two (2) Business Days such amount remains unpaid, with respect to Prime-based Advances, the Federal Funds Effective Rate, and with respect to Eurocurrency-based Advances, Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent as a result of such failure to deliver funds hereunder) of carrying such amount and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and

(ii) in the case of any Borrower, the rate of interest then applicable to such Advance of the Revolving Credit.

The obligation of any Revolving Credit Lender to make any Advance of the Revolving Credit hereunder shall not be affected by the failure of any other Revolving Credit Lender to make any Advance hereunder, and no Revolving Credit Lender shall have any liability to the

Borrowers or any of their respective Subsidiaries, the Agent, any other Revolving Credit Lender, or any other party for another Revolving Credit Lender’s failure to make any loan or Advance hereunder. In the event any Revolving Credit Lender shall fail to advance any amounts required to be advanced in accordance with the terms of this Article 2 (a “Defaulting Revolving Credit Lender”), the Agent shall promptly provide written notice thereof to CALP and to each other Revolving Credit Lender (each such other Revolving Credit Lender being referred to in this Section as a “Non-Defaulting Revolving Credit Lender”). Each Non-Defaulting Revolving Credit Lender shall have ten (10) Business Days from receipt of said notice to exercise its option to agree to enter into an agreement pursuant to which the Non-Defaulting Revolving Credit Lender shall assume the Defaulting Revolving Credit Lender’s rights and obligations under this Agreement and the other Loan Documents. The Non-Defaulting Revolving Credit Lender shall exercise such option by providing written notice of same to the Defaulting Revolving Credit Lender (and if there is more than one Non-Defaulting Revolving Credit Lender, the assignment agreement shall be entered into with the Non-Defaulting Revolving Credit Lender who first notifies the Defaulting Revolving Credit Lender of its decision to exercise said option) and to CALP. If no Non-Defaulting Revolving Credit Lender shall exercise the above-described option within the said ten (10) Business Day period and if CALP shall, subject to Section 13.9(c) hereof, within thirty (30) days of delivery of the notice described above, advise such Defaulting Revolving Credit Lender of another bank or financial institution to which assignments are permitted pursuant to Section 13.9(c) hereof and which is willing to assume such Defaulting Revolving Credit Lender’s rights and obligations under this Agreement, its Notes and the other Loan Documents (each such bank or financial institution being hereinafter referred to as a “Potential Financial Institution”), such Defaulting Revolving Credit Lender shall, subject to Section 13.9(c), assign its said rights and obligations to the Potential Financial Institution; provided however that any such assignment shall not alter Agent’s or Borrowers’ remedies vis a vis the Defaulting Revolving Credit Lender.

     2.5 Swing Line Advances. (a) The Swing Line Lender shall, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof), make one or more advances in Dollars (each such advance being a “Swing Line Advance”) to CALP or any Co-Borrower (provided that such Co-Borrower has become a party to this Agreement in compliance with Section 2.1(a) hereof), from time to time on any Business Day during the period from the date hereof to (but excluding) the Revolving Credit Maturity Date in an Amount not to exceed at any time outstanding the Swing Line Maximum Amount. Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to Swing Line Lender resulting from each Swing Line Advance of such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time and shall promptly deliver to Agent a copy of any Request for Advance received hereunder. The entries made in such account or accounts of Swing Line Lender shall, to the extent permitted by applicable law, be conclusive evidence, absent manifest error, of the existence and amounts of the obligations of such Borrower therein recorded; provided, however, that the failure of Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Swing Line Advances (and all other amounts owing with respect thereto) made to the Borrowers by Swing Line Lender in accordance with the terms of this Agreement. Advances, repayments and readvances under the Swing Line may be made, subject to the terms and conditions of this Agreement. Each Swing Line Advance shall mature and the principal amount thereof shall be due and payable by the Borrowers on the last day of the Interest Period applicable thereto (if any) and, in the case of any Prime-based Advance, on the Revolving Credit Maturity Date.

     Each of the Borrowers agrees that, upon the written request of Swing Line Lender, such Borrower will execute and deliver to Swing Line Lender a Swing Line Note; provided, that the delivery of such Swing Line Note shall not be a condition precedent to the Effective Date.

(b) Accrual of Interest. Each Swing Line Advance shall, from time to time after the date of such Advance, bear interest at the Applicable Interest Rate. The amount and date of each Swing Line Advance, the Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment shall be noted on Swing Line Lender’s account maintained pursuant to Section 2.5(a), which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Swing Line Lender to record any such information shall not relieve applicable Borrower of its obligation to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the other Loan Documents.

(c) Requests for Swing Line Advances. A Borrower may request a Swing Line Advance, subject to clause (vi) of this Section 2.5(c), only after the delivery to Swing Line Lender of a Request for Swing Line Advance executed by a person previously authorized (in a writing delivered to the Agent) by CALP to make such requests, subject to the following and to the remaining provisions hereof:

(i) Subject to clause (vi) of this Section 2.5(c), each such Request for Swing Line Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit D, including without limitation:

(A) the proposed date of such Swing Line Advance, which must be a Business Day;

(B) if such included Advance is to be used to fund the acquisition of Eligible Property not previously included in the Borrowing Base, or will require the addition of an Eligible Property into the Borrowing Base under clause (iii) of this Section 2.5(c), the Borrower shall include the following information:

(1) all of the items listed in Section 5.4 and, after the Collateral Demand has been made, all of the items listed in Section 7.15(a);

(2) written evidence satisfactory to the Agent and the Majority Revolving Credit Lenders of the Cost of such Eligible Property; and

(3) a Borrowing Base Certificate (after giving effect to such Advance and such acquisition).

(ii) On the proposed date of such Swing Line Advance, after giving effect to all Swing Line Advances requested by any of the Borrowers on such date of determination (or previously requested but not yet denied or made), the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount.

(iii) On the proposed date of such Swing Line Advance, after giving effect to all Advances and Letters of Credit requested (and any other outstanding requests for Advances and Letters of Credit) by any of the Borrowers on such date of determination, the sum of (x) the aggregate outstanding principal amount of all Advances of the Revolving Credit and of the Swing Line on such date plus (y) the outstanding Letter of Credit Obligations on such date shall not exceed the lesser of the then applicable Revolving Credit Aggregate Commitment and the Borrowing Base.

(iv) Subject to clause (vi) of this Section 2.5(c), each such Request for Swing Line Advance shall be delivered to Swing Line Lender by 11:00 a.m. (Detroit time) on the proposed date of the Advance;

(v) Subject to clause (vi) of this Section 2.5(c), each Request for Swing Line Advance, once delivered to Swing Line Lender, shall be irrevocable by the Borrowers, and shall constitute and include a certification by the applicable Borrower as of the date thereof that:

(A) both before and after such Swing Line Advance, the obligations of the Borrowers set forth in this Agreement and the other Loan Documents are valid, binding and enforceable obligations of such Borrowers;

(B) all conditions to the making of Swing Line Advances have been satisfied (both before and after giving effect to such Advance);

(C) both before and after the making of such Swing Line Advance, there is no Default or Event of Default in existence;

(D) both before and after such Swing Line Advance, the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects; and

(E) the execution of such Request for Swing Line Advance will not violate the material terms and conditions of any material contract, agreement or other borrowing of any Borrower.

(vi) At the option of the Swing Line Lender, subject to written revocation by Swing Line Lender at any time and from time to time, the Borrowers may utilize the Swing Line Lender’s “Sweep to Loan” automated system for obtaining Swing Line Advances. Each time a Swing Line Advance is made using the “Sweep to Loan” system, the Borrower shall be deemed to have certified to the Swing Line Lender and the Banks each of the matters set forth in clause (v) of this Section 2.5(c). Swing Line Lender may revoke the Borrowers’ privilege to use the “Sweep to Loan” system at any time and from time to time and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to the Borrowers for the funding of Swing Line Advances hereunder (or otherwise) and the regular procedures set forth for the making of Swing Line Advances shall be deemed immediately to apply. Swing Line Lender may, at its option, also elect to make Swing Line Advances upon Borrowers’ telephone requests on the basis set forth in the post-amble to Section 2.3 hereof, provided that Borrowers comply with the provisions set forth in Section 2.3.

(d) Disbursement of Swing Line Advances. Upon submission of an executed Request for Swing Line Advance by a Borrower without exceptions noted in the compliance certification therein and subject to clause (vi) of Section 2.5(c) and to the other terms and conditions hereof, Swing Line Lender shall make available to the applicable Borrower the amount so requested, in like funds and currencies, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of the applicable Borrower maintained with Agent or to such other account or third party as the applicable Borrower may reasonably direct in writing.

Swing Line Lender shall promptly notify Agent of any Swing Line Advance by telephone, telex or telecopier.

(e) Refunding of or Participation Interest in Swing Line Advances.

(i) The Agent, at any time in its sole and absolute discretion, may on behalf of the applicable Borrower (which hereby irrevocably directs the Agent to act on its behalf) request each of the Revolving Credit Lenders (including the Swing Line Lender in its capacity as a Revolving Credit Lender) to make an Advance of the Revolving Credit to such Borrower, in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the principal amount of the aggregate Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”). In the case of each Refunded Swing Line Advance the applicable Advance of the Revolving Credit used to refund such Swing Line Advance shall be a Prime-based Advance. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(e)(ii) hereof, the Swing Line Lender shall retain its claim against the Borrowers for any unpaid interest or fees in respect thereof. Unless any of the events described in Section 9.1(j) hereof shall have occurred (in which event the procedures of subparagraph (ii) of this Section 2.5(e) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of an Advance of the Revolving Credit are then satisfied but subject to Section 2.5(e)(iii), each Revolving Credit Lender shall make the proceeds of its Advance of the Revolving Credit available to the Agent for the benefit of the Swing Line Lender at the office of the Agent specified in Section 2.4(a) hereof prior to 11:00 a.m. Detroit time (for Prime-based Advances) on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Advances of the Revolving Credit shall be immediately applied to repay the Refunded Swing Line Advances in accordance with the provisions of Section 10.1 hereof.

(ii) If, prior to the making of an Advance of the Revolving Credit pursuant to subparagraph (i) of this Section 2.5(e), one of the events described in Section 9.1(j) hereof shall have occurred, each Revolving Credit Lender will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Lender an undivided participating interest in each Refunded Swing Line Advance in an amount equal to its Revolving Credit Percentage of such Refunded Swing Line Advance. Each Revolving Credit Lender within the time periods specified in Section 2.5(e)(i) hereof, as applicable, shall immediately transfer to the Agent, in immediately available funds, the amount of its participation and upon receipt thereof the Agent will deliver to such Revolving Credit Lender a Swing Line Participation Certificate in the form of Exhibit E evidencing such participation.

(iii) Each Revolving Credit Lender’s obligation to make Advances of the Revolving Credit and to purchase participation interests in accordance with clauses (i) and (ii) of this Section 2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against Swing Line Lender, the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrowers or any other Person; (iv) any breach of this Agreement by any Borrower or any other Person; (v) any inability of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased; (vi) the termination of the Revolving Credit Aggregate Commitment hereunder; or (vii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Lender does not make available to the Agent the amount required pursuant to clause (i) or (ii) above, as the case may be, the Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances.

     Notwithstanding the foregoing however no Revolving Credit Lender shall be required to make any Revolving Credit Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if prior to the making of the Swing Line Advance by the Swing Line Lender, the Agent had received from any Bank a “notice of default” meeting the requirements of Section 12.9 hereof; provided, however that the obligation of the Revolving Credit Lenders to make such Revolving Credit Advances shall be reinstated upon the date that each applicable Event of Default covered by such notice, as the case may be, has been waived by the requisite Revolving Credit Lenders, as applicable.

     2.6 Prime-based Interest Payments. Interest on the unpaid balance of all Prime-based Advances of the Revolving Credit and all Swing Line Advances carried at the Prime-based Rate from time to time outstanding shall accrue from the date of such Advance to the Revolving Credit Maturity Date (and until paid), at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds monthly commencing on the first day of the month next succeeding the month during which the initial Advance of the Revolving Credit or Swing Line Advance, as the case may be, is made and on the first day of each month thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

     2.7 Eurocurrency-based Interest Payments. Interest on each Eurocurrency-based Advance of the Revolving Credit shall accrue at its Applicable Interest Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto (and, if any

Interest Period shall exceed three months, then on the last Business Day of the third month of such Interest Period, and at three month intervals thereafter). Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to but not including the last day thereof.

     2.8 Interest Payments on Conversions. Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Advance converted pursuant to Section 2.3 hereof shall be due and payable in full on the date such Advance is converted.

     2.9 Interest on Default. In the event and so long as any Event of Default shall exist, in the case of any Event of Default under Sections 9.1(a), 9.1(b) or 9.1(j), immediately upon the occurrence thereof, and in the case of all other Events of Default, upon notice from the Majority Revolving Credit Lenders, interest shall be payable daily on all Eurocurrency-based Advances of the Revolving Credit from time to time outstanding (and all other monetary obligations of the Borrowers hereunder and under the other Loan Documents) at a per annum rate equal to the Applicable Interest Rate plus two percent (2%) for the remainder of the then existing Interest Period, if any, and at all other such times, with respect to Prime-based Advances from time to time outstanding, at a per annum rate equal to the Prime-based Rate plus two percent (2%).

     2.10 Prepayment of Revolving Credit Advances.

(a) The Borrowers may prepay all or part of the outstanding balance of any Prime-based Advance(s) of the Revolving Credit at any time, provided that the amount of any partial prepayment shall be at least One Hundred Thousand Dollars ($100,000) and, after giving effect to any such partial prepayment, the aggregate balance of Prime-based Advance(s) of the Revolving Credit remaining outstanding, if any, shall be at least Five Hundred Thousand Dollars ($500,000). The Borrowers may prepay all or part of any Eurocurrency-based Advance (subject to not less than two (2) Business Days’ notice to Agent), provided that the amount of any such partial prepayment shall be One Million Dollars ($1,000,000) and after giving effect to any such partial prepayment, the unpaid portion of such Advance which is refunded or converted under Section 2.3 hereof shall be at least One Million Dollars ($1,000,000); and provided further that if the prepayment of a Eurocurrency-based Advance is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurocurrency-based Advance, then, pursuant to Section 11.1, the Borrowers shall compensate the Revolving Credit Lenders for any losses.

(b) Any prepayment made in accordance with this Section 2.10 shall be subject to Section 11.1 hereof, but otherwise without premium, penalty or prejudice to the right to readvance under the terms of this Agreement.

     2.11 Prime-based Advance in Absence of Election or Upon Default. Subject to Section 11.3 and unless the Majority Revolving Credit Lenders shall have otherwise agreed, if upon the expiration of any Interest Period applicable to any Eurocurrency-based Advance:

(a) the applicable Borrower has failed to timely select a new Interest Period to be applicable to such Eurocurrency Advance, such Borrower shall be deemed to have elected to convert such Eurocurrency-based Advance into Prime-based Rate Advance effective as of the expiration date of such Interest Period; and

(b) on such day a Default or Event of Default shall exist, then subject to Section 11.1 hereof, and notwithstanding the foregoing clause (a), at the election of the Majority Revolving Credit Lenders the outstanding principal amount of such Eurocurrency-based Advance shall be converted to a Prime-based Advance and the Agent shall promptly notify CALP of such action.

     2.12 Fees. (a) From the Effective Date to (but excluding) the Revolving Credit Maturity Date, the Borrowers shall pay to each of the Lenders, a Revolving Credit Commitment Fee determined by multiplying the Applicable Fee Percentage times the average daily amount by which such Lender’s Percentage of the Revolving Credit Aggregate Commitment then in effect exceeds the sum of (i) such Lender’s Percentage of the aggregate principal amount of Revolving Credit Advances (including Swing Line Advances) outstanding from time to time during such period and (ii) such Lender’s Percentage of the aggregate daily undrawn amount of any Letters of Credit during such period, calculated on a daily basis. The Revolving Credit Commitment Fee shall be payable quarterly in arrears commencing January 15, 2002, and on January 15, April 15, July 15 and October 15 of each year, and at the Revolving Credit Maturity Date, and shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Commitment Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Such Revolving Credit Commitment Fee shall be paid by Borrowers to the Agent. Upon receipt of such payment, Agent shall make prompt payment to each Lender of its share of the Revolving Credit Commitment Fee. The Revolving Credit Commitment Fee shall not be refundable under any circumstance.

     (b)  On the Effective Date, the Borrowers shall pay to the Agent for distribution to the Revolving Credit Lenders pro rata in accordance with their respective Percentages, a Revolving Credit Facility Fee in an amount equal to the Applicable Fee Percentage times the Revolving Credit Aggregate Commitment. Upon receipt of such payment, Agent shall make prompt payment to each Revolving Credit Lender of its share of the Revolving Credit Facility Fee based on its respective Percentage. The Revolving Credit Facility Fee shall not be refundable under any circumstance.

     2.13 Mandatory Repayment of Revolving Advances.

(a) If at any time and for any reason (including the sale or other transfer of any Eligible Property otherwise permitted hereunder or as a result of the effect of any Borrowing Base Limitation) the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances hereunder to the Borrowers, plus the outstanding Letter of Credit Obligations, shall exceed the lesser of (i) the then applicable Revolving Credit Aggregate Commitment or (ii) the Borrowing Base, the Borrowers shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, shall, by the close of business on the next succeeding Business Day following the date on which such excess is determined to exist, repay an amount of the Indebtedness equal to such excess and, to the extent such Indebtedness consists of Letter of Credit Obligations, shall provide cash collateral on the basis set forth in Section 9.2 hereof. Each of the Borrowers acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 11.1 hereof; provided, however, that the Borrowers shall, in order to reduce any such prepayment costs and expenses, first prepay such portion of the Indebtedness then carried as a Prime-based Advance, if any.

(b) To the extent that, on the date any mandatory repayment of the Revolving Advances under this Section 2.13 is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurocurrency-based Rate and no Default or Event of Default has occurred and is continuing, the Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Revolving Credit Lenders (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and the Revolving Credit Lenders. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Interest Period attributable to the Eurocurrency-based Advances of such Revolving Credit Advance.

     2.14 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. Provided that no Default or Event of Default has occurred and is continuing, CALP may upon at least five Business Days’ prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to Five Million Dollars ($5,000,000) or a larger integral multiple of One Million Dollars ($1,000,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Commitment Fee, if any, accrued to the date of such reduction; (iii) the Borrowers shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Advances outstanding hereunder, plus the aggregate undrawn amount of outstanding Letter of Credit Obligations, exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; and (iv) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; provided, however that if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurocurrency-based Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurocurrency-based Advance, then, pursuant to Section 11.1, the Borrowers shall compensate the Revolving Credit Lenders for any losses. Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by Agent to each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Revolving Credit Percentage thereof, and will not be available for reinstatement by or readvance to the Borrowers, and any accompanying prepayments of Advances of the Swing Line shall be distributed by Agent to the Swing Line Lender and will not be available for reinstatement by or readvance to the Borrowers. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Lender’s portion thereof proportionately (based on the applicable Revolving Credit Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit, next to Swing Line Advances and then to Eurocurrency-based Advances of the Revolving Credit.

     2.15 Application of Advances. Advances of the Revolving Credit (including Swing Line Advances) shall be available, subject to the terms hereof, for general corporate purposes, including the funding of the acquisition of Eligible Properties by the Borrowers, including any reimbursement of any customary due diligence expenditures and closing costs.

3.  LETTERS OF CREDIT

     3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Lender shall through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of an Account Party(ies) accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Lender may require, issue Letters of Credit in Dollars for the account of such Account Party(ies), in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of Five Hundred Thousand Dollars ($500,000) (or such lesser amount as may be agreed to by Issuing Lender) and each Letter of Credit (including any renewal thereof) shall expire on the earlier to occur of (x) one (1) year from the date of issuance and (y) not later than ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the Uniform Customs and Practices for Documentary Credits of the International Chamber of Commerce, 1993 Revisions, ICC Publication No. 500 or, if applicable, ISP 98, and any successor documentation thereto, as selected by the Issuing Lender. In the event of any conflict between this

Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

     3.2 Conditions to Issuance. No Letter of Credit shall be issued at the request and for the account of any Account Party(ies) unless, as of the date of issuance of such Letter of Credit:

(a) in the case of any Account Party:

(i) after giving effect to the Letter of Credit requested and any other outstanding requests for Letters of Credit, the outstanding Letter of Credit Obligations does not exceed the Letter of Credit Maximum Amount; and

(ii) after giving effect to the Letter of Credit requested and any other outstanding requests for Advances and Letters of Credit, the outstanding Letter of Credit Obligations on such date plus the aggregate amount of all Advances requested or outstanding on such date does not exceed the lesser of the then applicable Revolving Credit Aggregate Commitment and the Borrowing Base, determined on the basis of a current regular Borrowing Base Certificate meeting the requirements of Section 7.2(c) hereof or a special Borrowing Base Certificate meeting the requirements of Section 4.3 hereof;

(b) the obligations of the Borrowers set forth in this Agreement and the other Loan Documents are valid, binding and enforceable obligations of such Borrowers and the valid, binding and enforceable nature of this Agreement and the other Loan Documents has not been disputed by any of the Borrowers;

(c) the representations and warranties contained in this Agreement and the other Loan Documents are true in all material respects as if made on such date, and both immediately before and immediately after issuance of the Letter of Credit requested, no Default or Event of Default exists;

(d) the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any contract, agreement or other borrowing of the relevant Account Party;

(e) the Account Party requesting the Letter of Credit shall have delivered to Issuing Lender at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Lender, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be satisfactory to Issuing Lender;

(f) no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Issuing Lender from issuing the Letter of Credit requested, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Issuing Lender refrain from issuing, or any Revolving Credit Lender refrain from taking an assignment of its Revolving Credit Percentage of, the Letter of Credit requested or letters of credit generally;

(g) there shall have been no introduction of or change in the interpretation of any law or regulation that would make it unlawful or unduly burdensome for the Issuing Lender to issue or any Revolving Credit Lender to take an assignment of its Revolving Credit Percentage of the requested Letter of Credit, no suspension of or material limitation on trading on the New York Stock Exchange or any other national securities exchange, no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which the Revolving Credit Lenders, the applicable Account Party and the beneficiary of the requested Letter of Credit are located, and no establishment of any new restrictions on transactions involving letters of credit or on banks materially affecting the extension of credit by banks; and

(h) Issuing Lender shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4 hereof.

Each Letter of Credit Agreement submitted to Issuing Lender pursuant hereto shall constitute the certification by CALP and the Account Party of the matters set forth in Section 3.2 (a) through (d) hereof. The Issuing Lender and Agent shall be entitled to rely on such certification without any duty of inquiry.

     3.3 Notice. The Issuing Lender will deliver to the Agent, concurrently with or promptly following its delivery of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, Agent shall give notice, substantially in the form attached as Exhibit F, to each Revolving Credit Lender of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Lender’s Revolving Credit Percentage thereof.

     3.4 Letter of Credit Fees. The Borrowers shall pay to the Agent for distribution to the Revolving Credit Lenders in accordance with their Revolving Credit Percentages, letter of credit fees as follows:

(a) A per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Schedule 1.1 to this Agreement), for distribution to the Lenders, as aforesaid; together with a letter of credit facing fee computed at a per annum rate equal to one-quarter percentage point (0.25%) on the undrawn amount of each Letter of Credit to be retained by Issuing Lender for its own account.

(b) If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Lender or any Revolving Credit Lender or (ii) impose on Issuing Lender or any Revolving Credit Lender any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Lender or such Lender of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Lender’s or such Lender’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Lender or such Lender, as the case may be, the applicable Account Party shall, within thirty (30) days following demand for payment, pay to Issuing Lender or such Lender, as the case may be, from time to time as specified by the Issuing Lender or such Lender, additional amounts which shall be sufficient to compensate the Issuing Lender or such Lender for such increased cost and expense, together with interest on each such amount from ten (10) days after the date demanded until payment in full thereof at the Prime-based Rate. A certificate as to such increased cost or expense incurred by the Issuing Lender or such Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, submitted to the applicable Account Party, shall be conclusive evidence, absent manifest error, as to the amount thereof.

(c) All payments by the Borrowers to the Agent for distribution to the Issuing Lender or the Revolving Credit Lenders under this Section 3.4 shall be made in Dollars and in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to CALP by the Agent. The fees described in clause (a) above shall be nonrefundable under all circumstances, shall be payable semi-annually in advance (or such lesser period, if applicable, for Letters of Credit issued with stated expiration dates of less than six months) upon the issuance of each such Letter of Credit, and each six months thereafter, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof.

     3.5 Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the Borrowers and the applicable Account Party(ies) shall pay, for the sole account of the Issuing Lender, standard documentation, administration, payment and cancellation charges assessed by Issuing Lender or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time and delivered to the relevant Account Party(ies).

     3.6 Drawings and Demands for Payment Under Letters of Credit.

(a) Subject to the terms and conditions of this clause (a) (including, without limitation, the last sentence thereof), the Borrowers and each applicable Account Party agree to pay to the Issuing Lender, on the day on which the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Agent relative thereto. Unless the Borrowers or the applicable Account Party shall have made such payment to the Agent for the account of the Issuing Lender on such day, upon each such payment by the Issuing Lender, the Agent shall be deemed to have disbursed to the Borrowers or the applicable Account Party, and the Borrowers or the applicable Account Party shall be deemed to have elected to substitute for its reimbursement obligation, with respect to Letters of Credit denominated in Dollars, a Prime-based Advance of the Revolving Credit for the account of the Revolving Credit Lenders in an amount equal to the amount so paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit. Such Prime-based Advance shall be deemed disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Section 2 hereof and, to the extent of the Advances so disbursed (and whether or not said conditions for disbursement have been satisfied, as aforesaid), the Reimbursement Obligation of the Borrowers or the applicable Account Party under this Section 3.6 shall be deemed satisfied.

(b) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Lender shall provide notice thereof to the Borrowers and the applicable Account Party on the date such draft or demand is honored, and to each Revolving Credit Lender on such date unless the Borrowers or applicable Account Party shall have satisfied its reimbursement obligation under Section 3.6(a) hereof by payment to the Agent on such date. The Issuing Lender shall further make good faith diligent efforts to provide notice to the Borrowers or applicable Account Party prior to honoring any such draft or other demand for payment, but the giving of, or the failure to provide such notice, shall not affect the rights or obligations of the Issuing Lender with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the Borrowers or applicable Account Party under Section 3.6(a) hereof.

(c) Upon issuance by the Issuing Lender of each Letter of Credit hereunder, each Revolving Credit Lender shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage. Each Revolving Credit Lender, on the date a draft or demand under any Letter of Credit is honored (or the next succeeding Business Day if the notice required to be given by Agent to the Revolving Credit Lenders under Section 3.6(b) hereof is not given to the Revolving Credit Lenders prior to 2:00 p.m. (Detroit time) on such date of draft or demand), shall provide its Revolving Credit Percentage of the amount paid by the Issuing

Lender, and not reimbursed by the Borrowers or applicable Account Party on such day, in immediately available funds at the principal office of the Agent for the account of Issuing Lender. If and to the extent such Lender shall not have made such pro rata portion available to the Agent, such Lender, the Borrowers and the applicable Account Party severally agree to pay to the Issuing Lender forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Issuing Lender until such amount is so made available to the Agent at a per annum rate equal to the interest rate applicable during such period to the related Advance deemed to have been disbursed under Section 3.6(a) in respect of the reimbursement obligation of the Borrowers and the applicable Account Party, as set forth in Section 2.4(c)(i) or 2.4(c)(ii) hereof, as the case may be. The Issuing Lender shall make good faith diligent efforts to provide notice of the failure of any Lender to comply with its obligations under this clause (c), but the giving of, or failure to give such notice shall not affect the obligations of the Borrowers and the applicable Account Party hereunder. If such Lender shall pay such amount to the Agent for the account of Issuing Lender together with such interest, such amount so paid shall be deemed to constitute an Advance by such Lender disbursed in respect of the reimbursement obligation of the Borrowers or applicable Account Party under Section 3.6(a) hereof for purposes of this Agreement, effective as of the dates applicable under said Section 3.6(a). The failure of any Revolving Credit Lender to make its pro rata portion of any such amount paid by the Issuing Lender available to the Agent for the account of Issuing Lender shall not relieve any other Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Lender shall be responsible for failure of any other Revolving Credit Lender to make such pro rata portion available to the Agent for the account of Issuing Lender.

(d) Nothing in this Agreement shall be construed to require or authorize any Lender to issue any Letter of Credit, it being recognized that the Issuing Lender shall be the sole issuer of Letters of Credit under this Agreement.

     3.7 Obligations Irrevocable. The obligations of the Borrowers and any Account Party to make payments to Agent for the account of Issuing Lender or the Revolving Credit Lenders with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

(a) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to any Letter of Credit (the “Letter of Credit Documents”);

(b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any of the Letter of Credit Documents;

(c) The existence of any claim, setoff, defense or other right which the Borrowers or any Account Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Lender or any Revolving Credit Lender or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(d) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(e) Payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of such Letter of Credit, absent gross negligence or willful misconduct; or

(f) Any failure, omission, delay or lack on the part of the Agent, Issuing Lender or any Revolving Credit Lender or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, Issuing Lender, any Revolving Credit Lender or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Lender, any Revolving Credit Lender or any such party.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Borrowers or any Account Party has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Borrowers or any Account Party against the Agent, Issuing Lender or any Revolving Credit Lender. Nothing contained in this Section 3.7 shall be deemed to prevent the Borrowers or the Account Parties, after satisfaction in full of the absolute and unconditional obligations of the Borrowers and the Account Parties hereunder, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent, Issuing Lender or any Revolving Credit Lender.

     3.8 Risk Under Letters of Credit.

(a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Lender shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

(b) Subject to other terms and conditions of this Agreement, Issuing Lender shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Lender’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Lender shall not be liable for any action taken or omitted on the advice of counsel selected by Issuing Lender with due care and Issuing Lender may rely upon any notice, communication, certificate or other statement from the Borrowers, any Account Party, beneficiaries of Letters of Credit, or any other Person which Issuing Lender believes to be authentic. Issuing Lender will, upon request, furnish the Revolving Credit Lenders with copies of Letter of Credit Documents related thereto.

(c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Lender makes no representation and shall have no responsibility with respect to (i) the obligations of the Borrowers or any Account Party or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of, the Borrowers, the applicable Account Party or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Lender in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Lenders expressly acknowledges that it has made and will continue to make its own evaluations of the Borrowers’s and the Account Parties’ creditworthiness without reliance on any representation of Issuing Lender or Issuing Lender’s officers, agents and employees.

(d) If at any time Issuing Lender shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Agent or Issuing Lender, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and shall promptly deliver to each Revolving Credit Lender its share thereof, less such Revolving Credit Lender’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Lender’s Revolving Credit Percentage of such payment, such Revolving Credit Lender will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.

     3.9 Indemnification.

(a) Each of the Borrowers and each Account Party hereby indemnifies and agrees to hold harmless the Revolving Credit Lenders, the Issuing Lender and the Agent, and their respective officers, directors, employees and agents, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Lenders, the Issuing Lender or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and none of the Issuing Lender, any Revolving Credit Lender or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

(ii) the validity or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged;

(iii) payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Lender); or

(iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, other than resulting from Issuing Lender’s gross negligence or willful misconduct;

provided, however, that with respect to subparagraphs (a)(i) through (a)(v) hereof, none of the Borrowers nor any of the Account Parties shall be required to indemnify the Issuing Lender, the other Revolving Credit Lenders and the Agent and such other persons, and the Issuing Lender shall be liable to the Borrowers and the Account Parties to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Borrowers and the Account Parties which were caused by the Issuing Lender’s gross negligence, willful misconduct or wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

(b) It is understood that in making any payment under a Letter of Credit the Issuing Lender will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary. It is further acknowledged and agreed that a Borrower or an Account Party may have rights against the beneficiary or others in connection with any Letter of Credit with respect to which the Revolving Credit Lenders are alleged to be liable and it shall be a condition of the assertion of any liability of the Revolving Credit Lenders under this Section that the applicable Borrower or applicable Account Party shall contemporaneously pursue all remedies in respect of the alleged loss against such beneficiary and any other parties obligated or liable in connection with such Letter of Credit and any related transactions; provided however that, to the extent that the Issuing Lender or the Revolving Credit Lenders are finally adjudicated to have been grossly negligent or to have acted with willful misconduct, then the Issuing Lender or the Revolving Credit Lenders, as the case may be, shall reimburse such Borrowers or such Account Party for the reasonable costs and expenses of pursuing such remedies.

     3.10 Right of Reimbursement. Each Revolving Credit Lender agrees to reimburse the Issuing Lender on demand, pro rata in accordance with its respective Revolving Credit Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Lender to be reimbursed by the Borrowers or any Account Party pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by any Borrowers or any Account Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Lender in any way relating to or arising out of this Agreement, any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by any Borrowers or any Account Party, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Lender as a result of Issuing Lender’s gross negligence or willful misconduct or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

4.  ADMINISTRATION OF BORROWING BASE

     4.1 Eligible Property Documentation. For each Property proposed for inclusion in the Borrowing Base, the following shall have been delivered to the Agent, with a copy for each of the Lenders, at least 30 days prior to the date the Property is requested to be included in the Borrowing Base:

(a) Written evidence satisfactory to Agent and the Majority Revolving Credit Lenders of the Cost of such Property.

(b) ALTA title insurance commitment (or policy, if available) initially for an owner’s policy which is satisfactory to Agent and the Majority Revolving Credit Lenders, from First American Title Insurance Company or Chicago Title Insurance Company or another title insurance company which is satisfactory to the Agent and the Majority Revolving Credit Lenders.

(c) ALTA survey certified to the Agent for the benefit of the Lenders and the title company (but only in the event that a Collateral Demand has been made) by AES or another surveyor who is acceptable to the Agent and the Majority Revolving Credit Lenders showing no encroachments or adverse rights, other than those acceptable to the Agent and the Majority Revolving Credit Lenders and showing ingress and egress, all recorded easements affecting the Property to the extent plottable, whether or not the subject is in a flood plain area, and such other information as the Agent, the Majority Revolving Credit Lenders or the title company requests, all in compliance with the Agent’s survey requirements attached hereto as Schedule 5.4.

(d) A flood hazard determination and evidence of flood insurance, if required by applicable law.

(e) Written environmental audit or risk assessment which is acceptable to the Agent and the Majority Revolving Credit Lenders, prepared at the Borrowers’ expense by Dames and Moore or another engineer or company experienced in such matters acceptable to the Agent and the Majority Revolving Credit Lenders with respect to the subject Property.

(f) An Appraisal of each Property.

(g) A copy of any and all applicable Lease Agreements.

(h) Copies of current financial information for each Dealership Group (including, without limitation, CALP’s financial ratios) and CALP’s analysis of the financial information for each such Dealership Group.

(i) A Certificate executed by CALP that the Property otherwise complies with the requirements under the definition of “Eligible Property” in Section 1 of this Agreement.

     4.2 Delivery to and Approval by the Revolving Credit Lenders. The Agent shall promptly distribute to the Revolving Credit Lenders all information delivered to it by the Borrowers in connection with a Property proposed for inclusion in the Borrowing Base as an Eligible Property. Unless the Agent shall have been notified to the contrary by a Revolving Credit Lender within ten (10) Business Days following the date that Agent has confirmed to the Revolving Credit Lenders its belief that all information required under the definition of Eligible Property with respect to such Property has been delivered to the Revolving Credit Lenders, such Lender shall be deemed to be satisfied with all such information and to have approved the applicable Property for inclusion in the Borrowing Base. The date on which the Majority Revolving Credit Lenders shall have confirmed, in writing, that the information submitted hereunder is satisfactory to them and that such Property may be considered (at the election by the Borrowers pursuant to Section 4.3 hereof) as an Eligible Property or, in the absence of such written approvals (or disapprovals), that date ten (10) Business Days following receipt of all necessary information required to determine whether a Property may be considered as an Eligible Property, shall be deemed, for all purposes hereunder, to be the Determination Date.

     4.3 Election by Borrowers. The Borrowers may elect during a period of ninety (90) days following the Determination Date to have a Property satisfying the eligibility requirements therefor included in the Borrowing Base as an Eligible Property by including such Property in a regular Borrowing Base Certificate submitted in accordance with Section 7.2(c) of this Agreement or pursuant to a special Borrowing Base Certificate submitted pursuant to Section 2.3(a)(iv) hereof, provided that only one special Borrowing Base Certificate may be submitted during any calendar month.

5.  CONDITIONS

     The obligations of the Lenders to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue Letters of Credit are subject to the following conditions:

     5.1 Execution of Notes and this Agreement. Each of the Borrowers shall have executed and delivered to Agent for the account of each Lender requesting Notes, the Revolving Credit Notes, the Swing Line Note, this Agreement and the other Loan Documents to which they are a party (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), and such Notes, and this Agreement and the other Loan Documents shall be in full force and effect.

     5.2 Authority to Procure and/or Support Indebtedness. Agent shall have received, with a counterpart thereof for each Lender, in connection with each Borrower, a certificate of its general partner, managing member, or secretary, as the case may be, as to:

(i) resolutions of the partners, members, or directors, as the case may be, of such Borrower evidencing approval of the transactions contemplated by this Agreement and authorizing the execution and delivery thereof and the borrowing of Advances and Borrower, the requesting of Letters of Credit hereunder,

(ii) the incumbency and signature of the partners, managers, or officers, as the case may be, of such Borrower executing any Loan Document,

(iii) a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation and/or organization, and from every state or other jurisdiction listed on Schedule 5.2 hereof if issued by such jurisdiction, subject to the limitations (as to qualification and authorization to do business) contained in Section 6.1, and

(iv) copies of such Borrower’s certificate of limited partnership, articles of organization, or articles of incorporation, as the case may be, and limited partnership agreement, operating agreement or bylaws or other constitutional documents, as in effect on the Effective Date or on the date such Co-Borrower delivered a Co-Borrower Addendum pursuant to Section 2.1(b).

     5.3 Guaranty. The Agent shall have received the Guaranty executed by the Guarantor(s).

     5.4 Insurance. The Agent shall have received evidence satisfactory to it that the Co-Borrowers have obtained the insurance policies to the extent required by Section 7.5 hereof and that such insurance policies are in full force and effect.

     5.5 Compliance with Certain Documents and Agreements. The Borrowers and CARS (and any of their respective Subsidiaries or Affiliates) shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement, other Loan Documents, or any agreement or other document executed thereunder and required to be performed or complied with by each of them (as of the applicable date) and none of such parties shall be in material default in the performance or compliance with any of the terms or provisions hereof or thereof.

     5.6 Opinion of Counsel. The Borrowers and CARS shall furnish Agent prior to the initial Advance under this Agreement, and with signed copies for each Lender, opinions of counsel to the Borrowers and CARS, dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Lenders.

     5.7 Borrowers’s Certificate. The Agent shall have received:

(a)	a certificate of a Responsible Officer of CALP dated the date of the making of the initial Advance hereunder, stating that to the best of his or her knowledge after due inquiry, (a) each of the conditions set forth in this Section 5 for the applicable Advance have been satisfied, (b) the representations and warranties made by Borrowers, CARS or any other party to any of the Loan Documents (excluding the Agent and Lenders) in this Agreement or any of the other Loan Documents, shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Effective Date and, as applicable, on the date of the initial Advance; (c) no Default or Event of Default shall have occurred and be continuing; (d) since the date of most recent quarterly financial statements that were delivered to the Agent, nothing shall have occurred which has had or could reasonably be expected to have, a Material Adverse Effect; and (e) there shall have been no material changes to the pro forma opening balance sheet of CALP previously delivered to Agent; and

(b)	for purposes of confirming the Effective Date of this Agreement, a certificate of a Responsible Officer of CALP dated the date of the proposed Effective Date stating that to the best of his or her knowledge after due inquiry, each of the conditions set forth in Sections 5.1, 5.2, 5.3, 5.5 (but only to the extent required or applicable as of the Effective Date), 5.6, 5.7(b), 5.8, 5.9 and 5.10 (for purposes of this Section 5.7(b) only, such report to be current through 12/31/01), have been satisfied.

     5.8 Payment of Fees. The Borrowers shall have paid to the Agent all fees, costs and expenses required to be paid to Agent upon execution of this Agreement under the terms of this

Agreement and under the terms of the agency fee letter dated September 28, 2001 from Comerica Bank to CALP.

     5.9 Financial Statements. The Borrowers shall have delivered to the Agent and each Lender (i) audited financial statements of CARS for the most recent fiscal year ending on December 31, 2001, as described in Section 7.1(a), prepared and presented in accordance with GAAP and (ii) the unaudited financial statements of CARS described in Section 7.1(b) for the most recent fiscal quarter.

     5.10 Schedule of Properties. The Agent shall have received a current report describing all of the Property owned, directly or indirectly, by CARS, CALP and/or any Subsidiary and the other information as described in Section 7.1(c).

     5.11 Payoff and Termination of Existing Comerica Facility. The Agent shall have received evidence satisfactory to it and the Revolving Credit Lenders that the existing credit facility arising under revolving loan agreement dated as of March 4, 1999, as amended, between Comerica Bank and CALP (and certain subsidiaries of CALP) and all related loan documents have been terminated and discharged and that all indebtedness or obligations (other than contingent indemnity obligations surviving such payment) thereunder have been paid and discharged in full and any and all Liens securing such indebtedness or other obligations have been discharged, terminated and/or released, as applicable; provided, however, that if the conditions set forth in this Section 5.11 have not been satisfied on or before May 1, 2002 (unless such date is extended by the Majority Revolving Credit Lenders), this Agreement shall terminate and neither the Revolving Credit Lenders nor the Agent shall have any further obligation hereunder, including any obligations to make Advances or issue Letters of Credit.

     5.12 Continuing Conditions. The obligations of the Lenders to make Advances (including the initial Advance) under this Agreement and the obligation of the Issuing Lender to issue any Letters of Credit shall be subject to the continuing conditions that:

(a) CALP shall have delivered to the Agent or the Swing Line Lender, as the case may be, a Request for Advance;

(b) Prior to the disbursement of the proceeds of any such Advance to a Borrower to be used to acquire any Eligible Property not previously included in the Borrowing Base, Agent or Swing Line Lender, as the case may be, shall have received all items listed in Section 5.4, and after the Collateral Demand has been made, all items listed in Section 7.15(a);

(c) No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit; and

(d) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit.

6. REPRESENTATIONS AND WARRANTIES

     Each of the Borrowers represents and warrants and such representations and warranties shall survive until the Revolving Credit Maturity Date and thereafter until the expiration of all Letters of Credit and the final irrevocable payment in full of the Indebtedness and the performance by Borrowers of all other obligations under this Agreement:

     6.1. Authority. Each Borrower is duly organized and existing in good standing under the laws of the State or jurisdiction of its incorporation or organization, as the case may be; and each Borrower is duly qualified and authorized to do business as a foreign entity in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

     6.2. Due Authorization — Borrowers. Execution, delivery and performance of this Agreement, the other Loan Documents and any other documents and instruments required under or in connection with this Agreement or the other Loan Documents (or to be so executed and delivered), and the issuance of the Notes by Borrowers (if requested) are within each Borrower’s powers, have been duly authorized, are not in contravention of law or the terms of such Borrower’s organizational documents and, except as have been previously obtained or as referred to in Section 6.13, below, do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority.

     6.3. Liens. There are no security interests in, liens, mortgages, or other encumbrances on and no financing statements on file with respect to any Property of any Borrower or any Non-Borrowing Subsidiary except for Liens permitted pursuant to Section 8.2.

     6.4. Taxes. Each of the Borrowers has filed on or before their respective due dates or within the applicable grace periods, all federal, state, local and foreign income tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of such Borrower as may be required by GAAP.

     6.5. No Defaults. To the best knowledge of the Borrowers, there exists no default under the provisions of any instrument evidencing any indebtedness for borrowed money of any Borrower or any Non-Borrowing Subsidiary which is permitted hereunder or of any agreement relating thereto which could reasonably be expected to have, by itself or in combination with any other defaults under such documents, a Material Adverse Effect.

     6.6. Enforceability of Agreement and Loan Documents — Borrowers. This Agreement, each of the other Loan Documents to which Borrowers are a party, and all other certificates, agreements and documents executed and delivered by Borrowers under or in connection herewith or therewith have each been duly executed and delivered by their respective duly authorized officers and constitute the valid and binding obligations of Borrowers, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

     6.7. Compliance with Laws. Except as disclosed on Schedule 6.7, each of the Borrowers and each of the Non-Borrowing Subsidiaries has complied with all applicable Requirements of Law, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and except as set forth in Schedule 6.7 hereof, but without limiting the generality of Section 6.9, there is no pending or, to the knowledge of Borrowers threatened, litigation, action, proceeding or controversy affecting any Borrower or any Non-Borrowing Subsidiary, and no pending or, to the knowledge of Borrowers, threatened complaint, notice or inquiry to any Borrower or any Non-Borrowing Subsidiary, regarding potential liability of any Borrower or any Non-Borrowing Subsidiary for non-compliance with any Requirements of Law, except for such matters as could not be reasonably expected to have a Material Adverse Effect.

     6.8. Non-contravention — Borrowers. The execution, delivery and performance of this Agreement and the other Loan Documents and any other documents and instruments required under or in connection with this Agreement or the other Loan Documents by each of the Borrowers are not in contravention of the terms of any indenture, agreement or undertaking to which any such Borrower is a party or by which its or their properties are bound or affected where such violation could reasonably be expected to have a Material Adverse Effect.

     6.9. No Litigation. Except for De Minimis Matters or as set forth on Schedule 6.9 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding, or governmental investigation pending against or to the knowledge of the Borrowers, threatened against any Borrower or any Non-Borrowing Subsidiary (other than any suit, action or proceeding in which such Borrower or such Non-Borrowing Subsidiary is the plaintiff and in which no counterclaim or cross-claim against such other Borrower or such other Non-Borrowing Subsidiary has been filed), nor has any Borrower or any Non-Borrowing Subsidiary or, to the knowledge of the Borrowers, any of its or their officers, members, managers, or directors, as the case may be, been subject to any suit, action, proceeding or governmental investigation as a result of which any such officer, member, manager or director or partner is or may be entitled to indemnification by any Borrower or any Non-Borrowing Subsidiary, as applicable, which suits, actions, proceedings or governmental investigations are reasonably likely to be resolved adversely to such Borrower or such Non-

Borrowing Subsidiary, and if so resolved would reasonably be likely to have a Material Adverse Effect. Except as set forth on Schedule 6.9, to the best knowledge of the Borrowers, there is not outstanding against any Borrower or any Non-Borrowing Subsidiary any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator nor is any Borrower or any Non-Borrowing Subsidiary in violation of any applicable order, injunction, decree or requirement of any governmental body or court where such matters could reasonably be expected to have a Material Adverse Effect.

     6.10. Consents, Approvals and Filings, Etc. Except as have been previously obtained, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) is required in connection with the execution, delivery and performance: (i) by any of the Borrowers of this Agreement, any of the other Loan Documents to which they are a party, or any other documents or instruments to be executed and/or delivered by Borrowers in connection therewith or herewith; or (ii) by Borrowers, of the liens, pledges, mortgages, security interests or other encumbrances granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, except for such filings to be made concurrently herewith as are required by the Collateral Documents to perfect liens in favor of the Agent. To the best knowledge of the Borrowers, all such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of Borrowers threatened attack (in any material respect) by appeal or direct proceeding or otherwise.

     6.11. Agreements Affecting Financial Condition. None of the Borrowers or Non-Borrowing Subsidiaries is party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.

     6.12. No Investment Company or Margin Stock. None of the Borrowers is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. None of the Borrowers is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances (or any Letters of Credit) will be used by any Borrower to purchase or carry margin stock or will be made available by any Borrower in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

     6.13. ERISA. None of the Borrowers or Non-Borrowing Subsidiaries maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.13 hereto; and there is no accumulated funding deficiency within the meaning of ERISA, or any existing liability with respect to any of the Pension Plans owed to the Pension Benefit Guaranty Corporation or any successor thereto, and no “reportable event” or “prohibited transaction”, as defined in ERISA, has occurred with respect to any Pension Plan, and all such Pension Plans are in material compliance with the requirements of the Internal Revenue Code and ERISA.

     6.14. Conditions Affecting Business or Properties. Neither the respective businesses nor the properties of any Borrower nor any other Subsidiary is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God or other casualty (not covered by insurance) which could be reasonably expected to have a Material Adverse Effect, or if such event or condition were to continue for more than ten (10) additional days could reasonably be expected to have a Material Adverse Effect.

     6.15. Environmental and Safety Matters. Except as set forth in Schedules 6.15 and 6.9 and except for such matters as could not be reasonably expected to have a Material Adverse Effect:

(a) all facilities and property owned or leased by the Borrowers or the Non-Borrowing Subsidiaries, are owned or leased in material compliance with all Hazardous Material Laws;

(b) with respect to the Properties, to the best knowledge of the Borrowers, there have been no past, and there are no pending or threatened:

(i) claims, complaints, notices or requests for information received by any Borrower or any Non-Borrowing Subsidiary with respect to any alleged violation of any Hazardous Material Law, or

(ii) complaints, notices or inquiries to any Borrower or any Non-Borrowing Subsidiary regarding potential liability under any Hazardous Material Law; and

(c) to the knowledge of the Borrowers, no conditions exist at, on or under any property now or previously owned or leased by the Borrowers or any Non-Borrowing Subsidiary which, with the passage of time, or the giving of notice or both, would give rise to liability under any Hazardous Material Law.

     6.16. Subsidiaries. Except as disclosed on Schedule 6.16 hereto, neither Co-Borrowers nor the Non-Borrowing Subsidiaries have Subsidiaries.

     6.17. Accuracy of Information.

          (a)  Subject to the last sentence of this clause (a), each of CALP’s financial statements, has, to the knowledge of Borrowers, been prepared in accordance with GAAP and fairly present in all material respects (subject to year-end adjustments in the case of interim statements) the financial condition of CALP and the results of its operations for the periods covered thereby. The projections and pro forma financial information contained in the materials referenced in this clause (a) are based upon good faith estimates and assumptions believed by management of CALP to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.

     (b)  Since December 31, 2001 through the Effective Date there has been no material adverse change in the financial condition of CALP or CARS or their respective Subsidiaries taken as a whole, in each case except to the extent disclosed in the 10-Q or 10-K (as applicable) report filed by CALP and CARS, for the most recent fiscal period, as the case may be; to the best knowledge of Borrowers, neither CALP nor CARS (or any of their respective Subsidiaries) has any contingent obligations (including any liability for taxes) not disclosed by or reserved against in the December 31, 2001 balance sheets, as the case may be, except as set forth on Schedule 6.20 hereof, and as of the Effective Date, there are no unrealized or anticipated losses from any present commitment of Borrowers or any of their Subsidiaries which contingent obligations and losses in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     6.18. Financial Statements. To the knowledge of the Borrowers, all financial statements delivered by the Borrowers to the Lenders prior to the Effective Date were prepared in accordance with GAAP consistently applied and fairly present in all material respects the financial position and results of operations of Borrowers for the periods covered thereby.

     6.19. Labor Relations. None of the Borrowers or any Non-Borrowing Subsidiary is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrowers or any of their respective Subsidiaries or to the knowledge of Borrowers, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of them or, to the knowledge of Borrowers, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrowers or any Subsidiary or to the knowledge of Borrowers, threatened against any of them and (iii) no union representation question existing with respect to the employees of the Borrowers or any of their respective Subsidiaries, in each case or in the aggregate which could reasonably be expected to have a Material Adverse Effect.

     6.20. Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, each Borrower will be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its business and all business in which it is about to engage. This Agreement is being executed and delivered by the Borrowers to Agent and the Lenders in good faith and in exchange for fair, equivalent consideration. None of the Borrowers is insolvent, nor will any Borrower be rendered insolvent by its execution and delivery to Agent and the Lenders of this Agreement or by the consummation of the transactions contemplated by this Agreement, and the capital and monies remaining in the Borrowers are not now and will not become so unreasonably small as to preclude the Borrowers from carrying on their businesses. None of the Borrowers intends to nor does management of any Borrower believe it will incur debts beyond its ability to pay as they mature. None of the Borrowers contemplates filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code, nor does any Borrower have any knowledge of any threatened bankruptcy or insolvency proceedings against any Borrower.

     6.21. Title to Property. Each of the Borrowers has good and valid title to the property owned by it, which property (individually or in the aggregate) is material to the business or operations of the Borrowers, taken as a whole, excluding imperfections in title not material to the ownership, use and/or enjoyment of any such property.

7. AFFIRMATIVE COVENANTS

     Each Borrower covenants and agrees that it will, and it will cause each of the Non-Borrowing Subsidiaries to, until the Revolving Credit Maturity Date and thereafter until expiration of all Letters of Credit and final irrevocable payment in full of the Indebtedness and the performance by the Borrowers of all other obligations under this Agreement and the other Loan Documents:

     7.1. Financial Statements. As a covenant of the Borrowers only, furnish to the Agent with sufficient copies for each Lender:

(a) As soon as available and in any event within 90 days following the last day of each fiscal year of CARS, form 10K as prepared by CARS and filed with the Securities and Exchange Commission;

(b) As soon as available and in any event within 45 days following the last day of each of the first three fiscal quarters of CARS form 10Q as prepared by CARS and filed with the Securities and Exchange Commission; and

(c) Together with the forms 10K and/or 10Q, delivered pursuant to clauses (a) and (b) above, a report providing detailed information respecting each and every Property owned, directly or indirectly, by CARS, CALP and/or any Co-Borrower and/or any Subsidiary including, by Property, the name of each tenant, whether such Property is included within a group of Properties acquired from a related seller or sellers, the Appraised Value of the Property, the date the Property was acquired, a description of all liens on the Property and any Debt incurred (by way of a borrowing base or otherwise) in respect of such Property, and other information as required by Agent or any Lender, in form acceptable to Agent and the Majority Revolving Credit Lenders, certified by a Responsible Office of CARS and/or CALP.

(d) On a quarterly basis coincident with the timely filing of the forms 10Q and/or 10K, as the case may be, a report providing information on any unfunded commitments for

Debt, including without limitation unfunded commitments for permanent loan facilities, such reports to include a summary of the terms of such commitments and the unfunded amounts thereof.

     7.2. Certificates; Other Information. As a covenant of the Borrowers only, furnish to the Agent with sufficient copies for each Lender:

(a) Together with form 10K and 10Q, as the case may be, delivered under Section 7.1(a) and 7.1(b), a Covenant Compliance Certificate.

(b) Together with the form 10K delivered pursuant to Section 7.1(a), annual projections and an annual budget for CARS (on a Consolidated basis), in each case in form and substance reasonably acceptable to the Agent and the Lenders;

(c) Not less than three (3) Business Days prior to the end of each month to be effective, subject to the terms hereof, for the next succeeding month, a regular Borrowing Base Certificate; and

(d) With respect to each contemplated acquisition of any Non-Core Property, the purchase price of which shall exceed Twenty-Five Million Dollars ($25,000,000), computed on the basis of total acquisition compensation paid or incurred, or to be paid or incurred, including all Debt which is assumed, or to which such Property or assets are subject, notice of such acquisition together with pro forma covenant calculations (supported by financial information and assumptions in reasonable detail, relating to such acquisition) and copies of all material documents relating to such acquisition, not less than thirty (30) nor more than ninety (90) days prior to the consummation of such acquisition; and

(e) Promptly and in form to be reasonably satisfactory to Majority Revolving Credit Lenders, such additional financial and/or other information, or other reports as any Lender may from time to time reasonably request in writing.

     7.3. Payment of Monetary Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material monetary obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the applicable Borrower or Non-Borrowing Subsidiary and except where, with respect to the obligations of CALP or any Non-Borrower Subsidiary under this Section, the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     7.4. Conduct of Business and Maintenance of Existence.

(a) other than any technical dissolution as a result of the failure to file corporate, annual or other reports with state or federal regulatory bodies on a timely basis (which failure is cured within thirty (30) days from the date on which any Borrower has Notice thereof), preserve, renew and keep in full force and effect its existence, except as otherwise permitted pursuant to Section 8.4;

(b) Continue to engage in the business of the leasing of retail automotive real estate substantially as now conducted by CALP and its Subsidiaries and businesses compatible with, or complementary to such business (provided that engaging in other businesses to an extent not material to the operation of CARS, CALP and its Subsidiaries, taken as a whole, shall not be deemed to violate this Section);

(c) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except as otherwise permitted pursuant to Section 8.4 and except where, with respect to the obligations of CALP or any Non-Borrowing Subsidiaries under this Section, the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(d) comply with all Contractual Obligations and Requirements of Law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     7.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in working order and maintain or cause tenants to maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate; and (b) as a covenant of the Co-Borrowers only, from and after the issuance of a Collateral Demand, in the case of all policies covering any Collateral, all such insurance policies shall provide that the loss payable thereunder shall be payable to Co-Borrowers, and to the Agent, for the benefit of the Lenders, as mortgagee, or, in the case of personal property interests, lender loss payee, as their respective interests may appear, all said policies, copies thereof or certificates evidencing the same, including all endorsements thereto, to be deposited with Agent.

     7.6. Inspection of Property; Books and Records, Discussions. As a covenant of the Borrowers only, permit Agent and each Lender (if accompanied by Agent), through their authorized attorneys, accountants and representatives to visit each Borrower’s offices, examine each Borrower’s books, accounts, records, ledgers and assets and properties of every kind and description wherever located, including, without limitation, subject to any applicable Lease Agreement, any Property, discuss their respective financial matters with their respective officers and independent certified public accountants, and, by this provision, Borrowers authorize such accountants to discuss the finances and affairs of Borrowers (provided that Borrowers are given an opportunity to participate in such discussions) and examine any of its or their books and other partnership, limited liability company or corporate records, as the case may be, in each case at all reasonable times during normal business hours and, unless a Default or Event of Default has occurred and is continuing, the receipt of an oral or written request of Agent or such Lender at least three (3) Business Days prior to such inspection, examination or discussion. Notwithstanding the foregoing, all information furnished to the Agent or the Lenders hereunder shall be subject to the undertaking of the Lenders set forth in Section 13.12 hereof.

     7.7. Notices. As a covenant of the Borrowers only, promptly give notice to the Agent of:

(a) the occurrence of any Default or Event of Default of which any Borrower has Notice;

(b) any (i) default or event of default under any Contractual Obligation of CARS, any Borrower or any Non-Borrowing Subsidiary or (ii) litigation, investigation or proceeding which may exist at any time between CARS, any Borrower or any Non-Borrowing Subsidiary and any Governmental Authority or any other third party, of which, in either case, any Borrower has Notice and which in either case, if not cured or if it is reasonably likely to be adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) the following events, promptly but in any event within 30 days after any Borrower has Notice thereof and, to the extent the same could reasonably be expected to have a Material Adverse Effect: (i) the occurrence of any “reportable event” as defined in ERISA with respect to any Pension Plan, or any withdrawal from or the termination, reorganization or insolvency of any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the Pension Benefit Guaranty Corporation or Borrowers or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from or the terminating, reorganization or insolvency of any Pension Plan;

(d) any event which could reasonably be expected to have a Material Adverse Effect of which any Borrower has Notice;

(e) promptly after any Borrower has Notice of the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position which could reasonably be expected to have a Material Adverse Effect upon the Borrowers (or any such tax position taken by the Borrowers) setting forth the details of such position and the financial impact thereof; and

(f) the occurrence of any event or circumstance causing a Property previously constituting an Eligible Property to no longer qualify as an Eligible Property of which any Borrower has Notice, such notice to Agent to be accompanied by a new Borrowing Base Certificate.

Each notice to Agent pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrowers propose to take with respect thereto.

     7.8. Hazardous Material Laws.

(a) With respect to each Property owned by a Co-Borrower:

(i) Each of the Co-Borrowers shall timely comply or, subject to any applicable Lease Agreement, cause its tenants to timely comply, in all material respects, with all applicable Hazardous Material Laws and shall maintain all material permits, licenses and approvals required under applicable Hazardous Material Laws, in each case to the extent affecting any Property which constitutes Collateral or which is subject to the requirements of a subsisting Collateral Demand, or affecting any other Property, except with respect to such other Property where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(ii) Each of the Co-Borrowers shall provide to the Agent on behalf of the Lenders, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a material circumstance or condition which requires or may require a substantial financial contribution by any of the Co-Borrowers or a cleanup, removal, remedial action, or other response by or on the part of any of the Borrowers under applicable Hazardous Material Laws or which seeks damages or civil, criminal or punitive penalties from any Co-Borrower for an alleged violation of Hazardous Material Laws.

(iii) In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement relating to any Property which is included in the Borrowing Base, or which constitutes Collateral or which is subject to the requirements of a Collateral Demand, incomplete or inaccurate in any material respect as of any date, Co-Borrowers shall, at their sole expense, if reasonably requested by the Majority Revolving Credit Lenders, retain an environmental consultant, reasonably acceptable to Majority Revolving Credit Lender, to conduct a thorough and complete environmental audit regarding the changed condition and/or circumstance and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant’s report will be promptly delivered to Agent, CALP and the Co- Borrowers upon completion.

(iv) At any time any of the Co-Borrowers, directly or indirectly through any professional consultant or other representative, determines to undertake an environmental audit, assessment or investigation relating to any Property which is included in the Borrowing Base, or which constitutes Collateral or which is subject to the requirements of a Collateral Demand, it shall promptly provide the Agent with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Upon receipt, the Co-Borrowers will promptly provide to Agent copies of all final findings and conclusions of any such environmental investigation. Preliminary findings and conclusions shall be provided if final reports have not been completed and delivered to the Agent within 60 days following completion of the preliminary findings and conclusions.

     (b)  With respect to each Property owned by CALP or a Non-Borrowing Subsidiary:

(i) CALP shall and shall cause the applicable Non-Borrowing Subsidiary to, timely comply or, subject to any applicable Lease Agreement, cause its tenants to timely comply, in all material respects, with all applicable Hazardous Material Laws and maintain all material permits, licenses and approvals required under applicable Hazardous Material Laws, except in any case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(ii) Except for such matters as could not reasonably be expected to have a Material Adverse Effect, provide to the Agent on behalf of the Lenders, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a material circumstance or condition which requires or may require a substantial financial contribution by CALP or any Non-Borrowing Subsidiary or a cleanup, removal, remedial action, or other response by or on the part of CALP or any of the Non-Borrowing Subsidiaries under applicable Hazardous Material Laws or which seeks damages or civil, criminal or punitive penalties from CALP or any Non-Borrowing Subsidiary for an alleged violation of Hazardous Material Laws .

(iii) In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any way which could be reasonably expected to have a Material Adverse Effect as of any date, CALP shall, at its sole expense, if reasonably requested by the Majority Revolving Credit Lenders, retain an environmental consultant, reasonably acceptable to Majority Revolving Credit Lenders, to conduct a thorough and complete environmental audit regarding the changed condition and/or circumstance and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant’s report will be promptly delivered to Agent and CALP upon completion.

     (c)  Each of the Borrowers hereby indemnifies, saves and holds the Agent and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Hazardous Material Laws, caused by or in any way related to any Property owned, leased or operated by any Borrower or any Non-Borrowing Subsidiary or due to any acts of any Borrower or any Non-Borrowing Subsidiary, or its officers, directors, shareholders, partners, members, employees, consultants and/or representatives. In no event shall any Borrower be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of gross negligence or willful misconduct of the Agent or any Lenders, or their respective agents or employees.

     (d)  It is expressly understood and agreed that the indemnifications granted herein are intended to protect the Agent and the Lenders, their respective past, present and future officers, directors, shareholders, employees, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted (or which may be granted) to the Agent for the benefit of the Lenders, or under any other document or agreement given to secure repayment of any indebtedness from any of the Borrowers, whether or not such claims arise before or after Agent has foreclosed upon and/or otherwise become the owner of any such property. All obligations of indemnity as provided hereunder shall be secured by the Collateral Documents. It is further expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of any Indebtedness from Borrowers to the Lenders.

     7.9. Taxes. Pay and discharge all taxes and other governmental charges, and all material contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith by appropriate proceedings and is reserved for, as required by GAAP on its balance sheet, or where the failure to pay any such matter could not reasonably be expected to have a Material Adverse Effect.

     7.10. Governmental and Other Approvals. As a covenant of the Borrowers only, apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by Borrowers, of this Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by Borrowers in connection therewith or herewith, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     7.11. Compliance with ERISA and ERISA Notices. Comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated or the Internal Revenue Code, including, but not limited to, the minimum funding requirements of any Pension Plan, except where the failure to comply could not have a Material Adverse Effect; and, except where the occurrence of any such event could not reasonably be expected to have a Material Adverse Effect, promptly notify Agent upon the occurrence of any of the following events:

(a) the termination of any Pension Plan subject to Subtitle C of Title IV of ERISA;

(b) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA;

(c) the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA;

(d) the failure to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code;

(e) the withdrawal from any Multiemployer Plan; or

(f) the occurrence of a “reportable event” which is required to be reported by a Borrower under Section 4043 of ERISA or a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code which in either case could not reasonably be expected to have a Material Adverse Effect.

     7.12. Security.

(a) As a covenant of the Borrowers only, after the occurrence of a Default under Section 8 or of any Event of Default, and within the time periods set forth herein, deliver to Agent (i) within seven (7) days after a Collateral Demand is made unless such Default or Event of Default is cured or waived prior to the expiration of such 7-day period, a first priority Mortgage for each Eligible Property then included in the Borrowing Base and for any other Property not then an Eligible Property, but which previously constituted an Eligible Property and in respect of which Advances were made and remain outstanding, executed and delivered by the Borrower identified as the fee simple owner of such property; (ii) within seven (7) days after a Collateral Demand is made, any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements) required to be filed in connection with a Collateral Documents and in all jurisdictions necessary to create, in favor of the Agent (for and on behalf of the Lenders), a perfected security interest in the Collateral thereunder, in a proper form for filing in each such jurisdiction; (iii) within seven (7) days after a Collateral Demand is made, evidence of property and liability insurance covering each Eligible Property and each other Property described in clause (i) above, showing Agent, for the benefit of the Lenders, as mortgagee and additional insured respectively and under which Agent will be provided thirty (30) days notice of cancellation or material modification of coverage; (iv) within fifteen (15) days after the Collateral Demand is made, an ALTA mortgage title insurance policy from a title insurance company satisfactory to the Agent and the Lenders, without standard exceptions, in an amount satisfactory to the Agent and the Lenders, insuring the Agent’s Mortgage to be a first lien on the subject property, subject only to those exceptions acceptable to the Agent and the Lenders, and which shall include zoning compliance, usury, access, survey, comprehensive, and any other endorsements required by the Agent and the Lenders; (v) within thirty (30) days after the Collateral Demand is made, subordination agreements and estoppel certificates from each tenant of a Property in form and substance acceptable to the Agent and the Lenders for each Property; and (vi) upon request by the Agent, within seven (7) days after the Collateral Demand is made, updated information with respect to any of the items previously delivered pursuant to Section 5.4 hereof.

(b) After a Collateral Demand has been made, the Co-Borrowers will be required to deliver, with respect to any Property that such Co-Borrower requests for inclusion in the Borrowing Base, the items required pursuant to Section 4.1 and clause (a) above, in each case in accordance with the procedures set forth therein, together with such supporting documentation, including without limitation authority items, certificates and opinions of counsel, as reasonably required by the Agent and the Majority Revolving Credit Lenders.

(c) With respect to the Borrowers only, take such actions as the Agent or the Majority Revolving Credit Lenders may from time to time reasonably request following a Collateral Demand to establish and maintain first perfected security interests in and Liens on all of its Collateral established pursuant to this Section 7.15(a) or otherwise, subject only to Permitted Liens and other liens permitted under Section 9.2 hereof.

     7.13. Use of Proceeds. As a covenant of the Borrowers only, use all Advances of the Revolving Credit as set forth in Section 2.15 hereof.

     7.14. Further Assurances. As a covenant of the Borrowers only, execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent’s or the Majority Revolving Credit Lenders’ request, and at the Borrowers’ expense, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

8. NEGATIVE COVENANTS.

     The Borrowers covenant and agree that, until the Revolving Credit Maturity Date and thereafter until expiration of all Letters of Credit and final irrevocable payment in full of the Indebtedness and the performance by Borrowers of all other obligations under this Agreement and the other Loan Documents, they will not, and they will not permit any Non-Borrowing Subsidiary to:

     8.1. Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

(a) Indebtedness under this Agreement;

(b) Guarantee Obligations permitted pursuant to Section 8.3;

(c) Debt under any Hedging Transactions;

(d) Intercompany loans (as Investments) permitted pursuant to Section 8.6; and

(e) with respect only to CALP and the Non-Borrowing Subsidiaries, as applicable hereunder,

(i)	any existing Debt set forth in Section 8.1(e) attached hereto;

(ii)	any non-recourse Debt and solely in the case of any Non-Borrowing Subsidiary, any recourse Debt incurred for the purpose of financing or refinancing the acquisition of a Property or improvements thereto (to the extent, in the case of improvements, such leasehold improvements are subject to a sale/leaseback arrangement under which such Non-Borrowing Subsidiary is the lessor), either directly or indirectly by the acquisition of all of any capital stock, membership interests or other ownership interests in any entity which owns a Property;

(iii)	any Debt having a term, both on the issuance thereof and at any time thereafter, of less than 12 months incurred on a bridge loan basis in anticipation of a refinancing with other Debt permitted hereunder;

(iv)	other unsecured Debt, in an aggregate amount at any time outstanding, not to exceed Five Million Dollars ($5,000,000), less the aggregate amount of unsecured Debt incurred by CARS or its Subsidiaries under Section 6.1(f) of the Guaranty;

provided that, upon the incurrence of such Debt described in clauses (i) through (iii) of this subsection (f) (both before and after giving effect thereto), no Default or Event of Default has occurred and is continuing.

     8.2. Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Permitted Liens;

(b) Liens in favor of Agent, as security for the Indebtedness;

(c) attachments, judgments and other similar Liens (other than any judgment that is described in clause (i) of Section 9.1 and constitutes an Event of Default thereunder), arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(d) other Liens existing on the Effective Date (including Liens securing Debt disclosed on Schedule 8.1 and Liens securing the credit facility provided by Comerica Bank to CALP as referred to in Section 5.11 hereof, but subject to termination and discharge as provided in said Section 5.11), to the extent set forth on Schedule 8.2; and

(e) with respect to CALP and the Non-Borrowing Subsidiaries, as applicable, only, (i) Liens granted in connection with any Hedging Transaction, and (ii) Liens securing Debt permitted under Sections 8.1(e)(ii) and 8.1(e)(iii) granted by the primary obligor thereon, but excluding in each case any Liens on equity or ownership interests in any Subsidiary.

     8.3. Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation, except with respect to CALP only, Guarantee Obligations consisting of (i) those certain Guarantee Obligations previously incurred by CALP, on a “bottom-down” basis, of the Debt of certain of the Non-Borrowing Subsidiaries to Deutsche Bank and its Affiliates (as disclosed in CARS’ most recent form 10Q) and any Guarantee Obligations incurred by CALP in connection with any replacements, renewals or refinancings of such Debt (on substantially the same terms, with respect to such Guarantee Obligations and the Debt so guaranteed and otherwise in compliance with this Agreement), in an aggregate maximum amount for all such Guarantee Obligations not to exceed $35,000,000, (ii) reasonable and customary environmental or non-recourse carve-out indemnities given to a lender in connection with the obtaining of permanent financing by a Non-Borrowing Subsidiary and (iii) other reasonable and customary indemnities given to a seller in connection with the acquisition by a Co-Borrower or Non-Borrowing Subsidiary of a Property or other asset permitted hereunder, and except, with respect to CALP and the Non-Borrowing Subsidiaries only, other Guarantee Obligations in respect of Debt of any Person, provided that the aggregate principal amount of such Debt at any time outstanding shall not exceed Twenty-Five Million Dollars ($25,000,000) and that upon the giving of any such Guarantee Obligation (both before and after giving effect thereto), no Default or Event of Default has occurred and is continuing.

     8.4. Limitation on Fundamental Changes, Mergers, or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired or make any material change in its capital structure (provided, however, that the authorization, issuance and sale of additional common and preferred stock shall not be considered to effect a material change in capital structure) or its present method of conducting business, except:

(a) the sale or disposition of Eligible Property and any Property encumbered by a Mortgage or any other Property subject to the making of a Collateral Demand under Section 7.12, in each case sold or otherwise transferred subject to the terms of Section 13.1 hereof;

(b) the sale or disposition of property (other than Eligible Property or a Property encumbered by a Mortgage or any other Property subject to a Collateral Demand under Section 7.12(a)) sold or otherwise transferred for fair market value, provided that (i) both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, and (ii) the aggregate amount of such sales (valued at the time of such sale) concluded from and after the Effective Date shall not exceed One Hundred Million Dollars ($100,000,000);

(c) the sale or disposition of Permitted Investments and other cash equivalents for fair market value and in the ordinary course; and

(d) mergers or consolidations between (i) a Co-Borrower or Non-Borrowing Subsidiary and CALP, so long as CALP shall be the surviving entity, (ii) a Co-Borrower and any other Co-Borrower, (iii) a Co-Borrower and any Non-Borrowing Subsidiary, so long as such Co-Borrower shall be the surviving entity, (iv) a Non-Borrowing Subsidiary and any other Non-Borrowing Subsidiary, provided that in the case of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(e) mergers between a Borrower or a Non-Borrowing Subsidiary and any other Person in which such Borrower or such Non-Borrowing Subsidiary, as the case may be, is the surviving entity; provided that, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

     8.5. Restricted Payments. Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any membership interests, partnership interests or any shares of any class of its capital stock or other ownership interests, as applicable, other than stock dividends or the issuance or awarding of phantom stock, stock appreciation rights, stock options or similar non-cash distributions of other ownership interests (collectively, “Distributions”), or purchase, redeem or otherwise acquire for value (i) any membership interests, partnership interests or any shares of its capital stock, as applicable, or (ii) any warrants, rights or options to acquire such shares, partnership interests or membership interests, now or hereafter outstanding, except in any case:

(a) any Borrower or any Non-Borrowing Subsidiary may make Distributions to CALP;

(b) so long as no Event of Default has occurred and is continuing, both before and after giving effect thereto, CALP may make Distributions to CARS in an amount sufficient to allow CARS to make the monthly Distributions permitted under Section 6.6(b) of the Guaranty and may make comparable Distributions to its unitholders on a pro rata basis (and concurrently with the foregoing Distribution to CARS), treating such unitholders, solely for purposes of such Distributions, as though they were shareholders of CARS;

(c) so long as no Default or Event of Default has occurred and is continuing, both before and after giving effect thereto, CALP may make Distributions to CARS to fund the stock buybacks by CARS permitted under Section 6.6(c) of the Guaranty in an aggregate amount not to exceed six and one-half percent (6.5%) of Consolidated Net Worth for all such Distributions from and after the Effective Date, determined in the case of each such Distribution on the applicable date of such Distribution;

(d) with respect to CALP only, redemptions of the interests of its unitholders, for cash or in exchange for additional shares of stock in CARS issued by CARS to such unitholders upon surrender of such units;

(e) so long as no Default or Event of Default has occurred and is continuing, both before and after giving effect thereto, CALP may make Distributions to CARS in an amount sufficient to fund the Distributions by CARS under the Equity Incentive Plan permitted under Section 6.6(e) of the Guaranty.

     8.6. Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities, of or any assets constituting a business unit of, or make any other Investment in, any Person (it being acknowledged that any Distributions permitted under Section 8.5 hereof shall not be considered to be an Investment under this Section 8.6), except:

(a) Permitted Investments;

(b) Investments existing on the Effective Date and listed on Schedule 8.6 hereto;

(c) (i) extensions of trade credit in the ordinary course of business, (ii) Debt under any Hedging Transaction, to the extent considered as an Investment hereunder and (iii) the acquisition of any capital stock, membership interests or other ownership interests in any entity which owns a Property, provided, however, that such entity becomes (or is merged into) a wholly-owned Subsidiary of CALP;

(d) Investments existing on or after the Effective Date by CALP to any wholly- owned Subsidiary of CALP for the purpose of funding Investments or other activities to be made or conducted, as the case may be, by such Subsidiary in compliance with this Agreement, provided that, at the time of each such Investment, both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing;

(e) Advances or distributions, whether cash or non-cash, under the Equity Incentive Plan, but only to the extent permitted under Section 8.5 hereof; and

(f) Other Investments existing on or after the Effective Date by CALP to or in any Person (in addition to those Investments otherwise permitted under this Section 8.6), provided that (i) at the time any such Investment is made, both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, (ii) such Investment would not violate any of the applicable limitations or restrictions governing real estate investment trusts under the Internal Revenue Code or cause CARS to lose its REIT status, and (iii) such Investments do not exceed, in the aggregate $25,000,000, less the aggregate amount of Investments made by CARS pursuant to Section 6.7(h) of the Guaranty.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.6 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

     8.7. Capital Expenditures. Make or commit to make or allow any Non-Borrowing Subsidiary (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for:

(a) the purchases of Property otherwise permitted hereunder, to the extent that such purchases are considered to be Capital Expenditures;

(b) with respect to CALP and the Non-Borrowing Subsidiaries only, other Capital Expenditures, the amount of which shall not exceed $10,000,000, less the aggregate amount of Capital Expenditures made by Guarantor and its Subsidiaries under Section 6.8 of the Guaranty.

     8.8. Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate of a Borrower or any Subsidiary unless such transaction is otherwise permitted under this Agreement or is in the ordinary course of a Borrower’s or such Subsidiary’s business and is upon fair and reasonable terms no less favorable to the applicable Borrower or such Subsidiary than it would obtain in a comparable arms length transaction with a Person not a Subsidiary.

     8.9. Limitation on Negative Pledge Clauses and Other Restrictions. Except for any agreements, documents or instruments pursuant to which Permitted Liens or other Liens not prohibited by the terms of this Agreement are created or arise (limited, however, to the Property or other assets encumbered by such Lien) and customary anti-assignment provisions contained in leases entered into by any such Person (as lessee) in the ordinary course of its business, (a) enter into, or allow to exist, any agreement, document or instrument which would restrict or prevent Borrowers from granting Agent on behalf of Lenders liens upon, security interests in and pledges of their respective assets which are senior in priority to all other Liens or (b) enter into any agreement, contract or arrangement (excluding this Agreement and the other Loan Documents) restricting the ability of any Subsidiary of CALP to pay or make dividends or distributions in cash or kind to CALP, to make loans, advances or other payments of whatever nature to CALP, or to make transfers or distributions of all or any part of its assets to CALP.

     8.10. Limitation on Subsidiaries. As a covenant applicable to the Co-Borrowers and the Non-Borrowing Subsidiaries only, create, establish or maintain any Subsidiaries.

     8.11. Limitation on Use of Proceeds. Use any portion of the proceeds of any such Advances or Letters of Credit for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of (x) any applicable statute or regulation or (y) the terms and conditions of this Agreement.

     8.12. Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of any Borrower or to the Equity Incentive Plan, except to the extent that any such amendment (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Lenders as creditor under this Agreement, the other Loan Documents or any other document or instrument in any respect, (iii) could not reasonably be expected to have a Material Adverse Effect and (iv) in the case of the Equity Incentive Plan, does not materially increase the amount or frequency of payment of any cash benefit, payable under such plan.

9. DEFAULTS

     9.1. Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) non-payment when due of (i) the principal or interest under any of the Notes issued hereunder in accordance with the terms thereof, (ii) any Reimbursement Obligation, or (iii) any Fees, and in the case of interest payments and Fees, continuance thereof for five (5) Business Days;

(b) non-payment of any money by Borrowers under this Agreement or by Borrowers under any of the Loan Documents to which it is a party, other than as set forth in subsection (a) above within five (5) Business Days after notice from Agent that the same is due and payable;

(c) default in the observance or performance of any of the conditions, covenants or agreements set forth in Section 7.2(e), 7.4(a), 7.5(b), 7.6, 7.7, 7.12 and 7.14 hereof;

(d) default in the observance or performance of any of the conditions, covenants or agreements set forth in Section 8 hereof and the continuance thereof for a period of thirty (30) consecutive days, provided that in the case of any such default under Section 8.2 caused by the act or omission of any Person other than CARS, any Borrower or any Non-Borrowing Subsidiary (or their respective officers or employees), including any tenant or other third party, the applicable period of cure shall be thirty (30) consecutive days from the date of Notice;

(e) default in the observance or performance of any of the conditions, covenants or agreements set forth in Sections 7.1 and 7.2(a) through 7.2(d), and the continuance thereof for a period of five (5) consecutive days after written notice from Agent;

(f) default in the observance or performance of any of the conditions, covenants or agreements set forth in Sections 7.4(b) through 7.4(d), 7.5(a), and 7.8 through 7.11 and the continuance thereof for a period of thirty (30) consecutive days after Notice, provided that in the case of any such default caused by the act or omission of any Person other than CARS, any Borrowers or any Non-Borrowing Subsidiary (or their respective officers or employees), including any tenant or other third party, which is reasonably susceptible of cure but not within such thirty (30) day period, the applicable period of cure will be extended up to an additional sixty (60) days;

(g) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement and continuance thereof for a period of thirty (30) consecutive days after written notice from Agent;

(h) any representation or warranty made by CARS pursuant to the Guaranty or any Borrower herein or in any instrument submitted pursuant hereto or by any other party to the Loan Documents proves untrue or misleading in any material adverse respect when made;

(i) the occurrence of any Event of Default under (and as defined in) the Guaranty, or any default in the observance or performance of or failure to comply with any of the conditions, covenants or agreements set forth in any of the other Loan Documents, and the continuance thereof beyond any period of grace or cure specified in any such document or, in the case of the Collateral Documents, continuance thereof for a period of thirty (30) days after written notice from Agent;

(j) default (i) in the payment of any Debt for borrowed money (other than Indebtedness hereunder and non-recourse Debt) of CALP in excess of Ten Million Dollars ($10,000,000) individually or in the aggregate when due (whether by acceleration or otherwise) and continuance thereof beyond any applicable period of cure, (ii) in the payment of any non-recourse Debt for borrowed money of CALP or of any Debt for borrowed money of any Non-Borrowing Subsidiary, in each case when due (by acceleration or otherwise) and continuance thereof beyond any applicable period of grace or cure, except where the failure to make such payment(s) could not reasonably be expected to have a Material Adverse Effect, or (iii) in the payment of any Debt for borrowed money (other than Indebtedness hereunder) of any Co-Borrower in excess of One Million Dollars ($1,000,000) individually or in the aggregate when due (whether by acceleration or otherwise) and continuance thereof beyond any applicable period of grace or cure;

(k) the rendering of any judgment(s) for the payment of money in excess of the sum of (i) Ten Million Dollars ($10,000,000) individually or in the aggregate against CARS, CALP or any Non-Borrowing Subsidiary, or (ii) One Million Dollars ($1,000,000) individually or in the aggregate against any Co-Borrower and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of sixty (60) consecutive days, except as covered by adequate insurance with a reputable carrier and an action is pending in which an active defense is being made with respect thereto;

(l) the occurrence of a “reportable event”, as defined in ERISA, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of CARS, any Borrower or any Non-Borrowing Subsidiary for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent’s or any Lender’s other rights or remedies hereunder), or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or to appoint a trustee by the appropriate United States District Court to administer any such Pension Plan, which in either case could reasonably be expected to have a Material Adverse Effect;

(m) CARS, any Borrower or any Non-Borrowing Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; (iv) takes any action to effectuate or authorize any of the foregoing; or (A) any involuntary Insolvency Proceeding is commenced or filed against CARS, any Borrower or any Non-Borrowing Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process is issued, enforced or levied against a substantial part of the properties of CARS or any Borrower or any Non-Borrowing Subsidiary properties, and such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy; (B) CARS, any Borrower or any Non-Borrowing Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (C) CARS, any Borrower or any Non-Borrowing Subsidiary acquiesces in the appointment of a receiver, receiver and manager, administrative receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; provided that, in the case of any Non-Borrowing Subsidiary, such event or condition could reasonably be expected to have a Materially Adverse Effect;

(n) a Change of Control shall occur or there shall be any change for any reason in the management of CARS or any Borrower which could reasonably be expected to have a Material Adverse Effect or the future prospects for the successful operation of CARS or such Borrower;

(o) CARS shall lose its qualification as a real estate investment trust under the Internal Revenue Code; or

(p) any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against CARS or any Borrower, as applicable, or the validity, binding effect or enforceability thereof shall be contested by CARS or any Borrower or CARS or any Borrower shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated, invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Agent the benefits purported to be created thereby.

     9.2. Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Revolving Credit Lenders, declare the Revolving Credit Aggregate Commitment terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Revolving Credit Lenders, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Borrowers; (c) upon the occurrence of any Event of Default specified in subsection 9.1(j), above, and notwithstanding the lack of any declaration by Agent under preceding clause (b), the entire unpaid principal Indebtedness, shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (d) the Agent shall, upon being directed to do so by the Majority Revolving Credit Lenders, demand immediate delivery of cash collateral, and Borrowers and each Account Party agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, and (e) the Agent may, and shall, if directed to do so by the Majority Revolving Credit Lenders or the Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

     9.3. Rights Cumulative. No delay or failure of Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.

     9.4. Waiver by Borrowers of Certain Laws. To the extent permitted by applicable law, each Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

     9.5. Waiver of Defaults. No Event of Default shall be waived by the Lenders except in a writing signed by an officer of the Agent in accordance with Section 13.12 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. Borrowers expressly agree that this Section may not be waived or modified by the Lenders or Agent by course of performance, estoppel or otherwise.

     9.6. Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to the Borrowers but subject to the provisions of Section 10.3 hereof (any requirement for such notice being expressly waived by the Borrowers), set off and apply against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement, whether owing to such Lender or any other Lender or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower and any property of any Borrower from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured and regardless of whether any Collateral then held by Agent or any Lender is adequate to cover the Indebtedness. Promptly following any such setoff, such Lender shall give written notice to Agent and to Borrowers of the occurrence thereof. The Borrowers hereby grant to the Lenders and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Borrowers under this Agreement. The rights of each Lender under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

10. PAYMENTS, RECOVERIES AND COLLECTIONS; MARGIN ADJUSTMENT

     10.1. Payment Procedure.

(a) All payments by the Borrowers in respect of principal of, or interest on, any Advance or in respect of any Letter of Credit Obligations or Fees shall be made without setoff or counterclaim on the date specified for payment under this Agreement not later than 11:00 a.m. (Detroit time) in Dollars in immediately available funds to Agent, for the ratable account of the Lenders, at Agent’s office located at One Detroit Center, Detroit, Michigan 48226-3289. Upon receipt of each such payment, the Agent shall make prompt payment to each Lender, or, in respect of Eurocurrency-based Advances, such Lender’s Eurocurrency Lending Office, in like funds and currencies, of all amounts received by it for the account of such Lender.

(b) Unless the Agent shall have been notified by Borrowers prior to the date on which any payment to be made by Borrowers is due that Borrowers do not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that the Borrowers have remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender’s share of such assumed payment. If Borrowers have not in fact remitted such payment to the Agent each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at a rate per annum equal to (i) for Prime-based Advances, the Federal Funds Effective Rate (daily average), as the same may vary from time to time, and (ii) with respect to Eurocurrency-based Advances, Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent) of carrying such amount.

(c) Subject to the definition of Interest Period, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

(d) All payments to be made by Borrowers under this Agreement or any of the Notes, including without limitation payments under the Swing Line, shall be made without set-off or counterclaim, as aforesaid, and, subject to compliance by the Lenders with Section 13.14, without deduction for or on account of any present or future withholding or other taxes of any nature (other than any net income, net profits or franchise taxes imposed on the

Agent or any Lender as a result of a present or former connection between Agent or such Lender and the Governmental Authority imposing such taxes) imposed by any Governmental Authority or of any political subdivision thereof or any federation or organization of which such Governmental Authority may at the time of payment be a member, unless Borrowers are compelled by law to make payment subject to such tax. In such event, Borrowers shall:

(i) pay to the Agent for Agent’s own account and/or, as the case may be, for the account of the Lenders (and, in the case of Advances of the Swing Line, pay to the Swing Line Lender which funded such Advances) such additional amounts as may be necessary to ensure that the Agent and/or such Lender or Lenders receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

(ii) remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Lender (including the Swing Line Lender) or Lenders, as the case may be, such certificates or certified copy receipts as the Agent or such Lender or Lenders shall reasonably require as proof of the payment by the Borrowers, of any such taxes payable by the Borrowers.

As used herein, the terms “tax”, “taxes” and “taxation” include all taxes, levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions resulting in a charge together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 10.1) thereon and fines and penalties with respect thereto which may be imposed by reason of any violation or default with respect to the law regarding such tax, assessed as a result of or in connection with the payment or delivery of funds into or out of any jurisdiction other than the United States (whether assessed against any of the Borrowers, Agent or any of the Lenders). Notwithstanding the foregoing, Borrowers shall be reimbursed by the applicable Lender for any payment made by Borrowers under this Section 10.1 if the applicable Lender is not in compliance with its obligations under Section 13.14.

     10.2. Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, after an Event of Default, the proceeds of any Collateral, together with any offsets, voluntary payments by CARS, any Borrower or any Subsidiary of a Co-Borrower or others and any other sums received or collected in respect of the Indebtedness, shall be applied (after payment of fees and expenses incurred by the Agent to enforce this Agreement or any of the other Loan Documents) first, to the Advances of the Revolving Credit Loan and any Reimbursement Obligations on a pro rata basis (or in such order and manner as determined by the Majority Revolving Credit Lenders; subject, however, to the applicable Percentages of the loans held by each of the Lenders), next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to Borrowers. The application of such proceeds and other sums to the Advances of the Revolving Credit Loan and the Reimbursement Obligations shall be based on each Lender’s Percentage of the aggregate of the loans.

     10.3. Pro-Rata Recovery. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of, or interest on, any of the Indebtedness in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all Indebtedness, such Lender shall purchase from the other Lenders such participations in the Revolving Credit and/or Reimbursement Obligation held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with their pro rata Percentage with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

11. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS

     11.1. Reimbursement of Prepayment Costs. If any Borrower makes any payment of principal with respect to any Eurocurrency-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if any Borrower converts or refunds (or attempts to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto; or if any Borrower fails to borrow, refund or convert into any Eurocurrency-based Advance after notice has been given by such Borrower to Agent in accordance with the terms hereof requesting such Advance, or if any Borrower fails to make any payment of principal or interest in respect of a Eurocurrency-based Advance when due, the applicable Borrower shall reimburse Agent for itself and/or on behalf of any Lender, as the case may be, on demand for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by Agent and Lenders, as the case may be as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Lenders, as the case may be, shall have funded or committed to fund such Advance. Such amount payable by such Borrower to Agent for itself and/or on behalf of any Lender, as the case may be, may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Lenders, as the case may be) which would have accrued to Agent and Lenders, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any Lender under this paragraph shall be made as though such Lender shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Lender may fund any Eurocurrency-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrowers, Agent and Lenders shall deliver to Borrowers a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

     11.2. Eurocurrency Lending Office. For any Advance to which the Eurocurrency-based Rate is applicable, if Agent or a Lender, as applicable, shall designate a Eurocurrency Lending Office which maintains books separate from those of the rest of Agent or such Lender, Agent or such Lender, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurocurrency Lending Office.

     11.3. Circumstances Affecting Eurocurrency-based Rate Availability. If with respect to any Interest Period, Agent or the Majority Revolving Credit Lenders (after consultation with Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being offered to the Agent or such Lenders for such Interest Period, then Agent shall forthwith give notice thereof to the Borrowers. Thereafter, until Agent notifies the Borrowers that such circumstances no longer exist, (i) the obligation of Lenders to make Eurocurrency-based Advances, and the right of the Borrowers to convert an Advance to or refund an Advance as a Eurocurrency-based Advance, as the case may be, shall be suspended, and (ii) the Borrowers shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurocurrency-based Advance covered hereby, together with accrued interest thereon, any amounts payable under Sections 13.1 hereof, and all other amounts payable hereunder on the last day of the then current Interest Period applicable to such Advance. Upon the date for repayment as aforesaid and unless CALP notifies Agent to the contrary within two (2) Business Days after receiving a notice from Agent pursuant to this Section, such outstanding principal amount shall be converted to a Prime-based Advance as of the last day of such Interest Period.

     11.4. Laws Affecting Eurocurrency-based Advance Availability. If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Lenders (or any of their respective Eurocurrency Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurocurrency-based Rate, such Lender shall forthwith give notice thereof to CALP and to Agent. Thereafter, (a) the obligations of Lenders to make Eurocurrency-based Advances and the right of any Borrower to convert an Advance into or refund an Advance as a Eurocurrency-based Advance shall be suspended and thereafter the Borrowers may select as Applicable Interest Rates only those which remain available and which are permitted to be selected hereunder, and (b) if any of the Lenders may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto as a Eurocurrency-based Advance the applicable Advance shall immediately be converted to a Prime-based Advance and the Prime-based Rate shall be applicable thereto for the remainder of such Interest Period. For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

     11.5. Increased Cost of Eurocurrency-based Advances. If the adoption after the date of this Agreement of, or any change after the date of this Agreement in, any applicable law, rule or regulation of or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any of the Lenders (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

(a) shall subject any of the Lenders (or any of their respective Eurocurrency Lending Offices) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Eurocurrency Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Eurocurrency Lending Offices imposed by the jurisdiction in which such Lender’s principal executive office or Eurocurrency Lending Office is located); or

(b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Lenders (or any of their respective Eurocurrency Lending Offices) or shall impose on any of the Lenders (or any of their respective Eurocurrency Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any part of the Indebtedness hereunder as a Eurocurrency-based Advance or to reduce the amount of any sum received or receivable by any of the Lenders under this Agreement in respect of a Eurocurrency-based Advance, whether with respect to Advances to any of the Borrowers, then such Lender shall promptly notify Agent, and Agent (or such Lender, as aforesaid) shall promptly notify the Borrowers of such fact and demand compensation therefor and, within fifteen (15) days after such notice, the applicable Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. Agent will promptly notify the Borrowers of any event of which it has knowledge which will entitle Lenders to compensation pursuant to this Section, or which will cause the Borrowers to incur additional liability under Section 11.1 hereof, provided that Agent shall incur no liability whatsoever to the Lenders, the Borrowers in the event it fails to do so. A certificate of Agent (or such Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall be conclusively presumed to be correct save for manifest error. For purposes of this

Section, a change in law, rule, regulation, interpretation, administration, request or directive shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation, administration, request or directive presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation, administration, request or directive.

     11.6. Capital Adequacy and Other Increased Costs. In the event that after the Effective Date the adoption of or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender or Agent, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by such Lender or Agent (or any corporation controlling such Lender or Agent) and such Lender or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Lender’s or Agent’s obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Lender’s or Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or Agent to be material (collectively, “Increased Costs”), then Agent or such Lender shall notify the Borrowers, and thereafter the applicable Borrower shall pay to such Lender or Agent, as the case may be, from time to time, upon request by such Lender or Agent, additional amounts sufficient to compensate such Lender or Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender or Agent reasonably determines to be allocable to the existence of such Lender’s or Agent’s obligations or Advances hereunder; notwithstanding the forgoing, however, the Borrowers shall not be required to pay any increased costs under Sections 11.3, 11.5 or 3.4(c) for any period ending prior to the date that is ninety (90) days prior to the making of a Lender’s initial request for such additional amounts unless the applicable change in law or other event resulting in such increased costs is effective retroactively to a date more than ninety (90) days prior to the date of such request, in which case a Lender’s request for such additional amounts relating to the period more than ninety (90) days prior to the making of the request must be given not more than ninety (90) days after such Lender becomes aware of the applicable change in law or other event resulting in such increased costs. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Lender or Agent, as the case may be, shall be submitted by such Lender or by Agent to the Borrowers, reasonably promptly after becoming aware of any event described in this Section 11.6 and shall be conclusive, absent manifest error in computation.

     11.7. Substitution of Lenders. If (a) the obligation of any Lender to make Eurocurrency-based Advances has been suspended pursuant to Section 11.3 or 11.5 or (b) any Lender has demanded compensation under Section 3.4(c), 11.1 or 11.5, (in each case, an “Affected Lender”), then the Borrowers shall have the right (subject to Section 13.9 hereof), with the assistance of the

Agent, to seek a substitute Lender or Lenders (which may be one or more of the Lenders (the “Purchasing Lender” or “Purchasing Lenders”) to purchase the Advances of the Revolving Credit and assume the commitments (including without limitation its participations in Swing Line Advances and Letters of Credit) under this Agreement of such Affected Lender. The Affected Lender shall be obligated to sell its Advances of the Revolving Credit and assign its commitments to such Purchasing Lender or Purchasing Lenders within fifteen (15) days after receiving notice from Borrowers requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale. In connection with any such sale, and as a condition thereof, Borrowers shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Lender within ten (10) Business Days after such sale, (i) the amount of any compensation which would be due to the Affected Lender under Section 11.1 if the applicable Borrower has prepaid the outstanding Eurocurrency-based Advances of the Affected Lender on the date of such sale and (ii) any additional compensation accrued for its account under Sections 3.4(c), 11.7 and 11.9 to but excluding said date. Upon such sale, the Purchasing Lender or Purchasing Lenders shall assume the Affected Lender’s commitment, and the Affected Lender shall be released from its obligations hereunder to a corresponding extent. If any Purchasing Lender is not already one of the Lenders, the Affected Lender, as assignor, such Purchasing Lender, as assignee, CALP and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.9 hereof, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment. In connection with any assignment pursuant to this Section 11.10, the Borrowers or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.9.

     11.8. Right of Lenders to Fund through Branches and Affiliates. Each Lender (including without limitation the Swing Line Lender) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to the Borrowers.

12. AGENT

     12.1. Appointment of Agent. Each Lender and the holder of each Note irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrowers. Each Lender agrees (which agreement shall survive any termination of this

Agreement) to reimburse Agent for all reasonable out-of-pocket expenses (including house and outside attorneys’ fees and disbursements) incurred by Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of Borrowers under this Agreement or the other Loan Documents or any other instrument executed pursuant hereto, and for which Agent is not reimbursed by Borrowers, pro rata according to such Lender’s Percentage, but excluding any such expense resulting from Agent’s gross negligence or wilful misconduct. Agent shall not be required to take any action under the Loan Documents, or to prosecute or defend any suit in respect of the Loan Documents, unless indemnified to its satisfaction by the Lenders, pro rata according to each Lender’s Percentage, against loss, costs, liability and expense (excluding liability resulting from its gross negligence or wilful misconduct). If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

     12.2. Deposit Account with Agent. Borrowers hereby authorize Agent, in Agent’s sole discretion, upon notice to Borrower to charge its general deposit account(s), if any, maintained with Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

     12.3. Scope of Agent’s Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Revolving Credit Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own wilful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by CARS, the Borrowers or any Subsidiary or Affiliate of the Co-Borrowers, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by Borrowers of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation the making of any Advance or the issuance of any Letter of Credit. Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel (who may be counsel for a Borrower), independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     12.4. Successor Agent. Agent may resign as such at any time upon at least thirty (30) days prior notice to Borrowers and all Lenders. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Revolving Credit Lenders shall, by written instrument, appoint successor agent(s) satisfactory to such Majority Revolving Credit Lenders, and, so long as no Default or Event of Default has occurred and is continuing, to Borrowers. Such successor agent shall thereupon become the Agent hereunder, as applicable, and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request. Any such successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof and shall have a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Revolving Credit Lenders is made and accepted or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Revolving Credit Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Revolving Credit Lenders is made and accepted. Such successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the resigning agent shall be discharged from its duties and obligations hereunder, except for its gross negligence or wilful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     12.5. Agent in its Individual Capacity. Comerica Bank, its Affiliates and their respective successors and assigns, shall have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though Comerica Bank were not the Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with Borrowers (or their Subsidiaries) as if Comerica Bank were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.

     12.6. Credit Decisions. Each Lender acknowledges that it has, independently of Agent and each other Lender and based on the financial statements of Borrowers and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

     12.7. Authority of Agent to Enforce Notes and This Agreement. Each Lender, subject to the terms and conditions of this Agreement, authorizes the Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of the Notes and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to CARS or any Borrower or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

     12.8. Indemnification. The Lenders agree to indemnify the Agent and its Affiliates (to the extent not reimbursed by Borrowers and/or the Guarantor, but without limiting any obligation of Borrowers and Guarantor to make such reimbursement), ratably according to their respective Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent’s or its Affiliates’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any out-of-pocket expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates are not reimbursed for such expenses by Borrowers, but without limiting the obligation of Borrowers to make such reimbursement. Each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Agent or its Affiliates is subsequently reimbursed by the Borrowers for such amounts, it shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall, in the judgment of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Lenders and cease, or not commence, to take any action until such additional indemnity is furnished.

     12.9. Knowledge of Default; Copies of Notices. It is expressly understood and agreed that the Agent shall be entitled to assume that no Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have been notified in a writing specifying such Event of Default and stating that such notice is a “notice of default” by a Lender or by Borrowers. Upon receiving such a notice, the Agent shall promptly notify each Lender of such Event of Default and provide each Lender with a copy of such notice and, shall endeavor to provide such notice to the Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by Borrowers and/or Guarantor hereunder.

     12.10. Agent’s Authorization; Action by Lenders. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Revolving Credit Lenders or the Lenders, as applicable hereunder. Action that may be taken by Majority Revolving Credit Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote at a meeting (which may be held by telephone conference call) as to which all of the Lenders have been given reasonable advance notice, or (ii) pursuant to the written consent of the requisite Percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.

     12.11. Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Revolving Credit Lenders or all of the Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to personal liability or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents.

     12.12. Collateral Matters.

     (a)  The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected security interests in and Liens upon the Collateral granted pursuant to the Loan Documents.

     (b)  The Lenders agree, subject to the terms hereof, to release, and hereby irrevocably authorize the Agent to release, any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder (including the sale or other disposition of any Eligible Property); (iii) if required under Section 13.1 hereof (without any additional action on the part of the Majority Revolving Credit Lenders or any or all of the Lenders, as the case may be), or (iv) if approved, authorized or ratified in writing by the Majority Revolving Credit Lenders, or all the Lenders, as the case may be, as provided in Section 13.12. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.12(b).

     12.13. Agent’s Fees. Until the Indebtedness has been repaid and discharged in full and no commitment to fund any loan hereunder is outstanding, the Borrowers shall pay to the Agent, as applicable, an agency fee on the terms set forth in that certain letter agreement between CALP and the Agent in effect on the date hereof and any amendment or replacement fee letter entered into between CALP and Agent from time to time. The Agent’s Fees described in this Section 12.13 shall not be refundable under any circumstances.

13. MISCELLANEOUS

     13.1 Releases of Eligible Property and of Co-Borrowers. (a) At the written request of CALP, Agent will promptly provide written confirmation of the release of an Eligible Property from the Borrowing Base, or written release of the Mortgage taken on any Property pursuant to Section 7.15 or Section 7.18, as the case may be, subject to the following conditions:

(i) With respect to the release of an Eligible Property, Borrowers shall have provided to Agent and the Lenders a Borrowing Base Certificate reflecting the release of such Property and the substitution (if any) of a new Eligible Property therefor;

(ii) If, after giving effect to the release of such Property, the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances hereunder to the Borrowers, plus the outstanding Letter of Credit Obligations (in each case determined as aforesaid), shall exceed the lesser of (i) the then applicable Revolving Credit Aggregate Commitment or (ii) the Borrowing Base, the Borrowers shall immediately repay an amount of the Indebtedness equal to such excess or substitute sufficient new Eligible Properties to increase the Borrowing Base by an amount not less than such excess; and

(iii) Before and after giving effect to such release of Property, no Default or Event of Default shall exist and be continuing.

     Upon a release of a Property, the released Property will no longer be deemed an Eligible Property under this Agreement, including for purposes of determining the Borrowing Base, or be subject to the making of a Collateral Demand, and any Event of Default that relates solely to such Property shall be deemed cured.

     (b)  If, as a result of the release of any Property owned by a Co-Borrower under clause (a) or otherwise, the Borrowing Base is no longer comprised of any Properties owned by such Co-Borrower (and no such Properties are subject to the making of a Collateral Demand), then, so long as no Default or Event of Default shall have occurred and be continuing, the Agent shall provide a written release and termination of such Co-Borrower’s rights, obligations and liabilities under this Agreement, the Notes (if issued) and the other Loan Documents (and such Co-Borrower shall no longer be a party to this Agreement or be permitted to request any Advances or the issuance of Letters of Credit hereunder), except for its liability to Agent and the Lenders under Section 7.8 hereof or elsewhere herein, to the extent such liability to Agent and Lenders shall be stated as continuing (or subject to reinstatement) according to the terms hereof.

     13.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP. Furthermore, all financial statements required to be delivered hereunder, subject to year-end audit adjustments thereto and the omission of footnote disclosure in the case of unaudited statements, shall be prepared in accordance with GAAP.

     13.3 Consent to Jurisdiction. Borrowers, Agent and Lenders hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and Borrowers, Agent and Lenders hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Borrowers irrevocably consent to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Borrowers at their respective addresses specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by Borrowers in a notice to the other parties that complies as to delivery with the terms of Section 13.6. Nothing in this Section shall affect the right of the Lenders and the Agent to serve process in any other manner permitted by law or limit the right of the Lenders or the Agent (or any of them) to bring any such action or proceeding against CARS or any Borrower or any of its or their property in the courts with subject matter jurisdiction of any other jurisdiction. Borrowers hereby irrevocably waive any objection to the laying of venue of any such suit or proceeding in the above described courts.

     13.4 Law of Michigan. This Agreement and the Notes have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     13.5 Interest. In the event the obligation of Borrowers to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which Borrowers are permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to such Lender’s Percentage shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

     13.6 Closing Costs and Other Costs; Indemnification.

(a) Borrowers agree to pay, or reimburse the Agent for payment of, within five (5) Business Days of demand therefor (except for closing costs which shall be payable on the Effective Date) (i) all reasonable closing costs and expenses, including, by way of description and not limitation, reasonable house or outside attorney fees (and reasonable house and outside attorney fees after the occurrence and during the continuance of any Default or Event of Default) (in each case without duplication of fees and expenses for the same services) and advances, appraisal and accounting fees, and lien search fees incurred by Agent in connection with the commitment, consummation and closing of the loans contemplated hereby or in connection with the administration of this Agreement or any amendment, refinancing or restructuring of the credit arrangements provided under this Agreement, (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or amendment of this Agreement and the Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Agent or any of the Lenders including reasonable fees and expenses of outside counsel (but without duplication of fees and expenses for the same services) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent or any of the Lenders from paying any amount under, or otherwise relating in any way to, any Letter of Credit and any and all costs and expenses which any of them may incur relative to any payment under any Letter of Credit. At Agent’s option, all of said amounts required to be paid by Borrowers, if not paid when due, may be charged by Agent as a Prime-based Advance against the Indebtedness.

(b) Borrowers agree to indemnify and save Agent and each of the Lenders harmless from all loss, cost, damage, liability or expenses, including reasonable house and outside attorneys’ fees and disbursements (but without duplication of fees and expenses for the same services), incurred by Agent and the Lenders by reason of or following an Event of Default (including in connection with any “workout” or restructuring regarding the Indebtedness hereunder, and including in any Insolvency Proceeding or appellate proceeding), or enforcing the obligations of CARS or any Borrower under this Agreement or any of the other Loan Documents or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, including without limitation any and all reasonable costs relating to inspections included under Section 7.6 hereof, excluding, however, any loss, cost, damage, liability or expenses arising solely as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 13.6(b).

(c) Borrowers agree to defend, indemnify and hold harmless Agent and each of the Lenders, and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature arising out of or related to (i) the presence, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Borrower or any Subsidiary of a Co-Borrower, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) the cost of removal of all Hazardous Materials from all or any portion of any premises owned by any Borrower or any Subsidiary of a Co-Borrower, (v) the taking of necessary precautions to protect against the release of Hazardous Materials on or affecting any premises owned by any Borrower or any Subsidiary of a Co-Borrower, (vi) complying with all Hazardous Material Laws and/or (vii) any violation of Hazardous Material Laws, including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agent or any Lender in connection with the violation of Hazardous Material Laws (whether before or after the occurrence of any Default or Event of Default hereunder), court costs and litigation expenses, excluding however, those arising as a result of its or their gross negligence or willful misconduct. The obligations of Borrowers under this Section 13.6(c) shall be in addition to any and all other obligations and liabilities the Borrowers may have to Agent or any of the Lenders at common law or pursuant to any other agreement.

     13.7 Notices. Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on Schedule 13.7 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.7. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answer back confirmed in the case of telexes and receipt confirmed in the case of telecopies). Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section 13.6 set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

     13.8 Further Action. Borrowers, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

     13.9 Successors and Assigns; Participations; Assignments.

(a) This Agreement shall be binding upon and shall inure to the benefit of Borrowers and the Lenders and their respective successors and assigns.

(b) The foregoing shall not authorize any assignment by Borrowers, of their rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or effective) without the prior written approval of the Lenders.

(c) The Borrowers and Agent acknowledge that each of the Lenders may at any time and from time to time, subject to the terms and conditions hereof, assign or grant participations in such Lender’s rights and obligations hereunder (but only on a pro rata basis) and under the other Loan Documents to any Eligible Assignee, the identity of which institution is approved by Borrowers and Agent, such approval not to be unreasonably withheld or delayed; provided, however, that (i) the approval of Borrowers shall not be required upon the occurrence and during the continuance of an Event of Default, (ii) the approval of Borrowers and Agent shall not be required for any such sale, transfer, assignment or participation to the Affiliate of a Lender, any other Lender or any Federal Reserve Bank and (iii) no assignment shall be made or participation granted to an entity which is a competitor of any Borrower without the consent of the Borrowers, which consent may be withheld in the sole discretion of Borrowers. The Borrowers authorize each Lender to disclose to any prospective assignee or participant, once approved by Borrowers and Agent, any and all financial information in such Lender’s possession concerning the Borrowers which has been delivered to such Lender pursuant to this Agreement; provided that each such prospective participant shall execute a confidentiality agreement consistent with the terms of Section 13.13 hereof.

(d) Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, which assignments shall be on a pro rata basis and shall be made pursuant to an Assignment Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit I (with appropriate insertions acceptable to Agent) (provided however that such Lender need not deliver an Assignment Agreement in connection with assignments to such Lender’s Affiliates or to a Federal Reserve Bank) and shall be subject to the terms and conditions hereof, and to the following restrictions:

(i) each assignment shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the and (y) the entire remaining amount of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit); provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) be less than $5,000,000; and

(ii) except in the case of assignments to Affiliates of an assigning Lender, no assignment shall be effective unless Agent has received from the assignee (or from the assigning Lender) an assignment fee of $3,500 for each such assignment.

In connection with any assignment, Borrowers and Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned until (x) the Agent shall have received a notice of assignment duly executed by the assigning Lender and an Assignment Agreement (with respect thereto) duly executed by the assigning Lender and each assignee; and (y) the assigning Lender shall have delivered to the Agent the original of each Note held by the assigning Lender under this Agreement. From and after the date on which the Agent shall notify Borrowers and the assigning Lender that the foregoing conditions shall have been satisfied and all consents (if any) required shall have been given, the assignee thereunder shall be deemed to be a party to this Agreement. To the extent that rights and obligations hereunder shall have been assigned to such assignee as provided in such notice of assignment (and Assignment Agreement), such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment). In addition, the assigning Lender, to the extent that rights and obligations hereunder shall have been assigned by it as provided in such notice of assignment (and Assignment Agreement), but not otherwise, shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Within five (5) Business Days following Borrowers’ receipt of notice from the Agent that Agent has accepted and executed a notice of assignment and the duly executed Assignment Agreement and assuming the Borrowers have consented to such assignment (if their consent is required), Borrowers shall, to the extent applicable, execute and deliver to the Agent in exchange for any surrendered Note, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to it pursuant to such notice of assignment (and Assignment Agreement), and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder shall be executed and delivered by the Borrowers. Agent, the Lenders and the Borrowers acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the surrendered Notes and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by any surrendered Note, and each such new Note may contain a provision confirming such agreement. In addition, promptly following receipt of such Notes, Agent shall prepare and distribute to Borrowers and each of the Lenders a revised Schedule 1.2 to this Agreement setting forth the applicable new Percentages of the Lenders (including the assignee Lender), taking into account such assignment.

(e) Each Lender agrees that any participation agreement permitted hereunder shall comply with all applicable laws and shall be subject to the following restrictions (which shall be set forth in the applicable participation agreement):

(i) such Lender shall remain the holder of its Notes hereunder, notwithstanding any such participation;

(ii) except as expressly set forth in this Section 13.9(e), a participant shall have no direct rights or remedies hereunder;

(iii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

(iv) such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guaranties, or cause Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (other than a participant which is an Affiliate of such Lender), except for those matters covered by Section 13.12(a) through (e) and (h) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender, and Borrowers, Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder).

Borrowers agree that each participant shall be deemed to have the right of setoff under Section 9.6 hereof in respect of its participation interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the Indebtedness were owing directly to it as a Lender under this Agreement, shall be subject to the pro rata recovery provisions of Section 10.3 hereof and shall be entitled to the benefits of Section 11 hereof. The amount, terms and conditions of any participation shall be as set forth in the participation agreement between the issuing Lender and the Person purchasing such participation, and none of the Borrowers, the Agent and the other Lenders shall have any responsibility or obligation with respect thereto, or to any Person to whom any such participation may be issued. No such participation shall relieve any issuing Lender of any of its obligations under this Agreement or any of the other Loan Documents, and all actions hereunder shall be conducted as if no such participation had been granted.

(f) The Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Percentages of such Lenders and the principal amount of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Borrowers, the Agent, and the Lenders may treat each Person whose name is recorded in the Register as the owner of the

Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the any of the Borrowers or any Lender upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to CALP of the making of any entry in the Register or any change in such entry.

(g) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

     13.10 Indulgence. No delay or failure of Agent and the Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege. The rights of Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which Agent and the Lenders would otherwise have.

     13.11 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

     13.12 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by CARS or any Borrower or any Subsidiary of any Co-Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Revolving Credit Lenders (or by the Agent at the written request of the Majority Revolving Credit Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by CARS, Borrowers or the Subsidiaries which are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) increase any Lender’s commitments hereunder, (b) reduce the principal, or interest, or any Fees, or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal, or interest, or any Fees, or other amounts payable hereunder, (d) waive any Event of Default specified in Sections 9.1(a) or (b) hereof, (e) except as expressly permitted hereunder, or under the Collateral Documents, release or defer the granting or perfecting of a lien or security interest in any Collateral or release any guaranty or similar undertaking provided by any Person except as shall be otherwise expressly permitted in this Agreement or any other Loan Document, provided however that pursuant to Section 12.12 hereof Agent shall be entitled to release any Collateral which any Borrower or any Subsidiary is permitted to sell or transfer under the terms of this Agreement or the other Loan Documents without notice to or any further action or consent of the Lenders, (f) terminate or modify any indemnity provided to the Lenders hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, (g) take any action which requires the approval or consent of all Lenders pursuant to the terms of this Agreement or any other Loan Document, or (h) change the definitions of “Borrowing Base”, “Eligible Properties”, “Co-Borrower”, “Revolving Credit Percentage”, “Percentage”, “Interest Periods”, “Majority Revolving Credit Lenders”, or this Section 13.12; provided further, that no amendment, waiver or consent shall, unless in writing signed by the Swing Line Lender do any of the following: (x) reduce the principal of, or interest on, the Swing Line Note or (y) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note; and provided further, however, that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to all the Lenders, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

     13.13 Confidentiality. Each Lender agrees that it will not disclose, without the prior consent of Borrowers (other than to its officers, directors, employees, its Subsidiaries, another Lender, an Affiliate of a Lender or to its auditors, counsel or other professional advisers, including without limitation environmental consultants and appraisers, provided that such parties agree to be bound by the terms of this Section 13.13, or are otherwise bound thereby), any information with respect to CARS or the Borrowers, which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to Borrowers, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, and (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, the Notes, as aforesaid.

     13.14 Withholding Taxes. If any Lender is not incorporated under the laws of the United States or a state thereof, such Lender shall promptly (but in any event prior to the initial payment of interest hereunder) deliver to the Agent (x) two executed copies of (i) Internal Revenue Service Form 1001 (or any successor form) specifying the applicable tax treaty between the United States and the jurisdiction of such Lender’s domicile which provides for the exemption from withholding on interest payments to such Lender, (ii) Internal Revenue Service Form 4224 (or any successor form) evidencing that the income to be received by such Lender hereunder is effectively connected with the conduct of a trade or business in the United States or (y) other evidence satisfactory to the Agent that such Lender is exempt from United States income tax withholding with respect to such income; provided, however, that such Lender shall not be required to deliver to Agent the aforesaid forms or other evidence with respect to Advances to CALP or any Subsidiary which subsequently becomes a Co-Borrower hereunder, if such Lender has assigned its interest in the Revolving Credit (including any outstanding Advances thereunder and participations in Letters of Credit issued hereunder) and any Notes issued to it by CALP or any Borrower, to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies the Agent. Such Lender shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income tax withholding when made, such Lender shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent. In addition, from time to time upon the reasonable request and at the sole expense of the Borrowers, each Lender and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide the Borrowers with such forms, certificates or other documents as may be reasonably necessary to allow the Borrowers, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 11.1(d) hereof (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the right and benefits (including without limitation economic benefits) available to such of the Lender or the Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

     13.15 Taxes and Fees. Should any tax (other than as a result of a Lender’s failure to comply with Section 13.13 or a tax based upon the net income or capitalization of any Lender or the Agent by any jurisdiction where a Lender or Agent is located), recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, the Borrowers agree to pay the same, together with any interest or penalties thereon arising from the Borrowers’ act or omission, and agrees to hold the Agent and the Lenders harmless with respect thereto. Notwithstanding the foregoing, nothing contained in this Section 13.14 shall affect or reduce the rights of any Lender or the Agent under Section 11.7 hereof.

     13.16 WAIVER OF JURY TRIAL. THE LENDERS, THE AGENT AND THE BORROWERS AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE LENDERS, THE AGENT, NOR BORROWERS SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDERS AND THE AGENT OR BORROWERS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

     13.17 Complete Agreement; Conflicts. This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance and Requests for Swing Line Advance hereunder, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

     13.18 Severability. In case any one or more of the obligations of Borrowers under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Borrowers shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Borrowers under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

     13.19 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof.

     13.20 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

     13.21 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

     13.22 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of Borrowers or any party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of CARS or any Borrower in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender’s behalf, and those covenants and agreements of Borrowers set forth in Section 11.6 hereof (together with any other indemnities of CARS or any Borrower contained elsewhere in this Agreement or in any of the other Loan Documents) and of Lenders set forth in Section 12.8 hereof shall survive the repayment in full of the Indebtedness and the termination of the Revolving Credit Aggregate Commitment.

     13.23 Joint and Several Liability of Borrower and CALP Matters.

(a) Each Borrower (other than CALP) authorizes CALP with full power and authority as attorney-in-fact, to execute and deliver Requests for Advances, request for issuance of Letters of Credit and each other instrument, certificate and report to be delivered by the Borrowers to Agent and the Lenders pursuant to this Agreement. Each Borrower (other than CALP) agrees that it shall be bound by any action taken by CALP on its behalf pursuant to such appointment.

(b) Subject to Section 13.1 hereof, each of the Borrowers acknowledges and agrees that it is the intent of the parties that each such Borrower be primarily liable for the obligations as a joint and several obligor (except as specifically set forth in this Section 13.23). It is the intention of the parties that with respect to liability of any Borrower hereunder arising solely by reason of its being jointly and severally liable for Advances and other extensions of credit taken by CALP, the obligations of such Borrower shall be absolute, unconditional and irrevocable irrespective of:

(i) any lack of validity, legality or enforceability of this Agreement or any Note as to any Borrower, as the case may be;

(ii) the failure of any Lender or any holder of any Note:

(A) to enforce any right or remedy against any Borrower, as the case may be, or any other Person (including any guarantor) under the provisions of this Agreement, such Note, or otherwise, or

(B) to exercise any right or remedy against any guarantor of, or collateral securing, any obligations;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Indebtedness, or any other extension, compromise or renewal of any Indebtedness;

(iv) any reduction, limitation, impairment or termination of any Indebtedness with respect to any Borrower, as the case may be, for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each of the Borrowers hereby waives any right to or claim of) any defense (other than the defense of payment in full of the Indebtedness) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Indebtedness with respect to any Borrower, as the case may be;

(v) any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by any Lender or any holder of the Notes securing any of the Indebtedness; or

(vi) any other circumstance which might otherwise constitute a defense (other than the defense of payment in full of the Indebtedness) available to, or a legal or equitable discharge of, any Borrower, as the case may be, any surety or any guarantor.

(d) Each of the Borrowers agrees that its joint and several liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Indebtedness is rescinded or must be restored by any Lender or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any Borrower, as the case may be, as though such payment had not been made.

(e) Each of the Borrowers hereby expressly waives: (i) notice of the Lenders’ acceptance of this Agreement; (ii) notice of the existence or creation or non payment of all or any of the Indebtedness other than notices expressly provided for in this Agreement; (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement; and (iv) all diligence in collection or protection of or realization upon the Indebtedness or any part thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing, subject, however, in the case of Collateral in the possession of Agent or a Lender to such Person’s duty to use reasonable care in the custody and preservation of such Collateral.

(f) No delay on any of the Lenders part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any of the Lenders of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of any of the Lenders permitted hereunder shall in any way affect or impair any such Lenders’ rights or any Borrower Indebtedness under this Agreement.

(g) Each of the Borrowers hereby represents and warrants to each of the Lenders that it now has and will continue to have independent means of obtaining information concerning the Borrowers’ affairs, financial condition and business. Lenders shall not have any duty or responsibility to provide any Borrower with any credit or other information concerning such Borrower’s affairs, financial condition or business which may come into the Lenders’ possession.

(h) Each of the Borrowers represents and warrants (i) that the business operations of the Borrowers are interrelated and complement one another, and such entities have a common business purpose, and (ii) that, to permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes and that (iii) the proceeds of advances under the Revolving Credit, the Swing Line and other credit facilities extended hereunder will directly or indirect benefit the Borrowers hereunder, severally and jointly, regardless of which Borrower receives part or all of the proceeds of such Advances.

(i) Notwithstanding anything to the contrary contained herein, it is the intention of the Borrowers, Agent and the Lenders that the amount of the respective Borrowers’ obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, “Applicable Insolvency Laws”). To that end, but only in the event and to the extent that the Borrowers’ respective obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of the Borrowers’ respective obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render the Guarantor’s respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 13.23(i), then the amount of such excess shall, from and after the time of payment by the Borrowers (or any of them), be reimbursed by the Lenders upon demand by such Borrowers. The foregoing proviso is intended solely to preserve the rights of the Agent and the Lenders hereunder against the Borrowers to the maximum extent permitted by Applicable Insolvency Laws and neither any Borrower nor any Guarantor nor any other Person shall have any right or claim under this Section 13.23(i) that would not otherwise be available under Applicable Insolvency Laws.

* * *
[Signatures Follow On Succeeding Page]

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Agent	CAPITAL AUTOMOTIVE, L.P. By: Capital Automotive REIT Its: General Partner

By: /s/ Anthony J. Mrocko	By:
Anthony J. Mrocko

Its: Vice President	Its:

SWING LINE LENDER:	COMERICA BANK

By: /s/ Anthony J. Mrocko
Anthony J. Mrocko

Its: Vice President

ISSUING LENDER:	COMERICA BANK

By: /s/ Anthony J. Mrocko
Anthony J. Mrocko

Its: Vice President

LENDER:	COMERICA BANK

By: /s/ Anthony J. Mrocko
Anthony J. Mrocko

Its: Vice President

[FIRST SIGNATURE PAGE TO CREDIT AGREEMENT]

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Agent	CAPITAL AUTOMOTIVE, L.P. By: Capital Automotive REIT Its: General Partner

By:	By: /s/ Peter C. Staaf PETER C. STAAF

Its:	Its: Senior Vice President and Treasurer

SWING LINE LENDER:	COMERICA BANK

By:

Its:

ISSUING LENDER:	COMERICA BANK

By:

Its:

LENDER:	COMERICA BANK

By:

Its:

TOYOTA MOTOR CREDIT CORPORATION, a California corporation

By:

[FIRST SIGNATURE PAGE TO CREDIT AGREEMENT]

TOYOTA MOTOR CREDIT CORPORATION, a California corporation

By: /s/ David E. Pelliccioni
David E. Pelliccioni

Its: GVP – Sales & Mktg

BANK ONE, N.A.

By:

Its:

BANK OF AMERICA, N.A.

By:

Its:

BRANCH BANKING AND TRUST COMPANY

By:

Its:

[SECOND SIGNATURE PAGE TO CREDIT AGREEMENT]

TOYOTA MOTOR CREDIT CORPORATION, a California corporation

By:

Its:

BANK ONE, N.A.

By: /s/ Peter Valore
Peter Valore

Its: Vice President

BANK OF AMERICA, N.A.

By:

Its:

BRANCH BANKING AND TRUST COMPANY

By:

Its:

[SECOND SIGNATURE PAGE TO CREDIT AGREEMENT]

TOYOTA MOTOR CREDIT CORPORATION, a California corporation

By:

Its:

BANK ONE, N.A.

By:

Its:

BANK OF AMERICA, N.A.

By: /s/ David Trenary
David Trenary

Its: SVP

BRANCH BANKING AND TRUST COMPANY

By:

Its:

[SECOND SIGNATUE PAGE TO CREDIT AGREEMENT]

TOYOTA MOTOR CREDIT CORPORATION, a California corporation

By:

Its:

BANK ONE, N.A.

By:

Its:

BANK OF AMERICA, N.A.

By:

Its:

BRANCH BANKING AND TRUST COMPANY

By: /s/ Christopher Verwoerdt
Christopher Verwoerdt

Its: Vice President

[SECOND SIGNATURE PAGE TO CREDIT AGREEMENT]